Exhibit 99
CREDIT AGREEMENT
Between
PANHANDLE ROYALTY CO.
And
BANK OF OKLAHOMA, N.A.
October 31, 2006

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TABLE OF CONTENTS
(continued)

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CREDIT AGREEMENT
          THIS CREDIT AGREEMENT (hereinafter referred to as the “Agreement”) executed as of the 31st day of October, 2006, by and among PANHANDLE ROYALTY COMPANY, an Oklahoma corporation (referred to herein as the “Borrower”) and BANK OF OKLAHOMA, N.A., a national banking association (“Bank”). Borrower and Bank are collectively referred to herein as the “Parties” and individually as a “Party”.
W I T N E S S E T H:
     WHEREAS, Borrower desires to borrow and Bank desires to lend up to the amount of $50,000,000, subject to a borrowing base, under a revolving line of credit, $2,500,000 pursuant to a term loan and a hedging line of credit expressly upon the terms described herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:
     1. Definitions and Other Construction and Interpretation Matters.
          1.1 Definitions. When used herein the terms “Agreement”, “Bank”, and “Borrower” shall have the meanings indicated above. When used herein the following terms shall have the following meanings:
          “Advance or Advances” shall mean a loan or loans hereunder.
          “Affiliate” shall mean any Person which, directly or indirectly, controls, is controlled by or is under common control with the relevant Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean a member of the board of directors, a general partner or an executive officer of such Person, or any other Person with possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership (of record, as trustee, or by proxy) of voting shares, partnership interests or voting rights, through a management contract or otherwise. Any Person owning or controlling directly or indirectly ten percent or more of the voting shares, partnership interests or voting rights, or other equity interest of another Person shall be deemed to be an Affiliate of such Person.
          “Applicable Rate” means the following percentages per annum, based upon the ratio of the Total Outstandings of the Revolving Note to the Borrowing Base as set forth in the most recent Compliance Certificate received by the Bank pursuant to Section 8(b):

Applicable Rate

			Applicable
			Margin for	Unused
Pricing		Applicable Margin for	Prime Rate	Commitment
Level	Total Outstandings to PV/9	LIBOR Rate Loans	Loans	Fee
I	Greater than 45%	2.00%	-0.75%	0.25%
II	Greater than 35% but less than or equal to 45%	1.75%	-1.00%	0.25%
III	Greater than 25% but less than or equal to 35%	1.50%	-1.25%	0.25%
IV	Less than or equal to 25%	1.375%	-1.375%	0.25%
     Any increase or decrease in the Applicable Rate resulting from a change in the ratio of the Total Outstandings to PV/9 shall become effective as of the first day of the month immediately following such a change.
          “Available Commitment” shall mean, at any time, that amount determined by subtracting the Total Outstandings from the Revolving Commitment.
          “Borrowing Base” shall mean the amount designated by Borrower, but not to exceed the lesser of $$10,000,000.00 or the value assigned by the Bank from time to time to the Oil and Gas Properties pursuant to Section 4 hereof. As of the date of closing hereof, the Borrowing Base shall be $10,000,000.00.
          “Borrowing Date” shall mean the date elected by Borrower pursuant to Section 2.1(b) hereof for an Advance on the Revolving Loan.
          “Business Day” shall mean the normal banking hours during any day (other than Saturdays or Sundays) that Bank are legally open for business in Oklahoma City, Oklahoma.
          “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
          “Change of Management” shall occur if there is any material change in the management personnel of Borrower. A material change shall be deemed to have occurred if Michael C. Coffman or Ben D. Hare ever cease to hold a key, as determined by Bank, management position with the Borrower.
          “Commitment Fee” shall mean that certain fee payable by Borrower to the Bank for originating the Revolving Loan in the amount of $10,000 based on ten basis points. Borrower shall also pay a fee of ten basis points (0.10%) of any increase to the Revolving Commitment or Borrowing Base upon the effective date of such an increase.

          “Contested in Good Faith” shall mean a matter (a) which is being contested in good faith by or on behalf of any Person, by appropriate and lawful proceedings diligently conducted, reasonably satisfactory to the Bank, and for which a reserve has been established in an amount determined in accordance with GAAP, (b) in which foreclosure, distraint, sale, forfeiture, levy, execution or other similar proceedings have not been initiated or have been stayed and continue to be stayed, and (c) in which a good faith contest will not materially interfere with the operation by the Borrower of its business, or otherwise have a Material Adverse Effect.
          “Current Assets” shall mean the total of the Borrower’s consolidated current assets determined in accordance with GAAP.
          “Current Liabilities” shall mean the total of Borrower’s consolidated current liabilities as determined in accordance with GAAP.
          “Debt” shall mean, with respect to any Person, all obligations and liabilities of such Person to any other Person including, without limitation, all debts, claims, overdrafts, contingent liabilities and indebtedness heretofore, now and/or from time to time hereafter owing, due or payable, however, evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law or otherwise, all as shown in Borrower’s Financial Statements.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” shall mean any Event of Default and the occurrence of an event or condition which would with the giving of any requisite notice and/or passage of time or both constitute an Event of Default.
          “Default Rate” shall mean a per annum variable rate of interest equal to the interest rates then otherwise applicable hereunder as then in effect plus five percent (5%) per annum, calculated on the basis of a year of 360 days and actual number of days elapsed (including the first day but excluding the last day), but in no event exceeding the Maximum Rate.
          “EBITDA” means, for the Borrower, on a consolidated basis, net income minus income from discontinued operations or extraordinary items, plus losses from discontinued operations or extraordinary items, plus income tax expense, plus interest expense, plus depreciation, plus amortization, and plus other non-cash expenses.
          “Effective Date” shall mean the date of this Agreement.
          “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Super Fund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. §9601, et seq., the Resource Conservation and Recovery Act, as amended by the Hazardous Solid Waste Amendment of 1984, 42 U.S.C.A.

§6901, et seq., the Clean Air Act, 42 U.S.C.A. §1251, et seq., the Toxic Substances Control Act, 15 U.S.C.A. §2601, et seq., The Oil Pollution Act of 1990, 33 U.S.G. §2701, et seq., and all other laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, order and restrictions of any federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, relating to air pollution, water pollution, noise control and/or the handling, discharge, disposal or recovery of on-site or off-site asbestos or “hazardous substances” as defined by 42 U.S.C. § 9601, et seq., as amended, as each of the foregoing may be amended from time to time.
          “Environmental Liability” shall mean any claim, demand, obligation, cause of action, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other costs or expense whatsoever, including reasonable attorneys’ fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien (as hereinafter defined) which could reasonably be expected to individually or in the aggregate have a Material Adverse Effect.
          “Environmental Lien” shall mean a Lien in favor of any court, governmental agency or instrumentality or any other Person (i) for any Environmental Liability or (ii) for damages arising from or cost incurred by such court or governmental agency or instrumentality or other person in response to a release or threatened release of asbestos or “hazardous substance” into the environment, the imposition of which Lien could reasonably be expected to have a Material Adverse Effect.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Financial Statements” shall mean balance sheets, income statements, statements of cash flow and appropriate footnotes and schedules, prepared in accordance with GAAP.
          “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.
          “Guarantor” shall mean Wood Oil Company, an Oklahoma corporation.
          “Guaranty Agreement” means that certain Guaranty Agreement to be signed by each Guarantor, a form of which is attached hereto as Exhibit “E”.
          “Hedge Debt” shall mean all Debt arising pursuant to the ISDA Agreement and Section 2.3 hereof.
          “Hedge Line” shall mean that certain line of credit described in Section 2.3 attached hereto.
          “Hedge Line Commitment” shall mean Bank’s commitment to advance funds as determined by Bank from time to time.

          “Hedging Obligations” shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward obligation or other exchange or price protection obligation or any option with respect to any such transaction.
          “Interest Payment Date” shall mean the 1st day of each month during the term hereof, commencing December 1, 2006.
          “Interest Period” shall mean a period of one month (30 days) commencing on the 1st day of each month. An Interest Period shall end on (but exclude) the day which corresponds numerically to such date one month thereafter. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
          “ISDA Agreement” shall mean any ISDA Master Agreement and any schedules or annexes thereto between Borrower and Bank.
          “Letters of Credit” the term “Letters of Credit” is used herein as defined in Section 2.2 hereof.
          “LIBOR Portion” means the portion of the unpaid principal balance of any Revolving Loan which Borrower designates as such in a Rate Election.
          “LIBOR Rate” shall mean the London interbank offered rate for a period of one month (30 days) for deposits in U.S. dollars appearing as LIBOR on Dow Jones Markets (formerly Telerate) Page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity approximately equal to such Interest Period. If no London interbank offered rate of such maturity then appears on Dow Jones Markets Page 3750, then the LIBOR Rate shall be equal to the London interbank offered rate for deposits in U.S. dollars maturing immediately before or immediately after such maturity, whichever is higher, as determined by Bank from Dow Jones Markets Page 3750. If Dow Jones Markets Page 3750 is not available, the applicable LIBOR Rate for the one-month LIBOR Interest Period shall be the rate determined by the Bank to be the rate at which the Bank offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in an amount approximately equal to of the outstanding principal balance of the Note and having a maturity approximately equal to a three month period.
          “Lien” shall mean any mortgage, deed of trust, pledge, security interest, assignment, encumbrance or lien (statutory or otherwise) of every kind and character.
          “Loan” shall mean the Revolving Loan.
          “Loan Debt” shall mean any Debt arising pursuant to the terms of this Agreement, the Note or any other Loan Documents other than Hedge Debt.
          “Loan Documents” shall mean this Agreement, the Note, the Security Instruments and all other documents executed in connection with the transaction described in this Agreement.

          “Material Adverse Effect” shall mean any circumstance or event which could substantially impair (i) the consolidated assets or properties, liabilities, financial condition, business or operations, affairs or circumstances of Borrower (taken as a whole on a consolidated basis), or (ii) the ability of the Borrower to carry out its collective businesses as of the date of this Agreement or as proposed at the date of this Agreement to be conducted or to meet its obligations under the Notes, this Agreement or the other Loan Documents on a timely basis.
          “Maximum Rate” shall mean at any particular time in question, the maximum non-usurious rate of interest which under applicable law may then be charged on the Note. If such Maximum Rate changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as of the effective date of each change in such Maximum Rate.
          “Net Income” shall mean Borrower’s consolidated net income after income taxes calculated in accordance with GAAP.
          “Notes” shall mean the Revolving Note and Term Note, together with all modifications, renewals and extensions thereof or any part thereof.
          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Borrower or any Affiliate thereof or any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.
          “Oil and Gas Properties” shall mean all of Borrower’s and Guarantor’s oil, gas and mineral properties and interests and related personal properties.
          “Operating Cash Flow” shall mean the amount shown on the line entitled “net cash provided by operating activities” set forth in the “Operating Activities” portion of Borrower’s Consolidated Statements of Cash Flows as contained in the annual and quarterly financial statements of Borrower.
          “Permitted Liens” shall mean (i) royalties, overriding royalties, reversionary interests (including, without limitation, interests related to farmout-out and farm-in agreements, and interests subject to reduction after recoupment of non-consent penalties), production payments and similar burdens; (ii) joint operating agreements, sales contracts or other arrangements for the sale of production of oil, gas or associated liquid or gaseous hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (i) above) deprive Borrower of any material right in respect of Borrower’s assets or properties (except for rights customarily granted with respect to such contracts and arrangements); (iii) statutory Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being Contested in Good Faith; (iv) easements, rights of way, servitudes, permits, surface leases and other rights in respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, conditions, covenants and other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of Borrower’s assets or properties and that do not individually or in the aggregate, cause a Material Adverse Effect; (v) materialmen’s, mechanic’s, repairman’s, employee’s, warehousemen’s, landlord’s, carrier’s, pipeline’s, contractor’s, sub-contractor’s, operator’s, non-operator’s (arising under operating or joint operating agreements), and other Liens (including any financing statements filed in respect thereof) incidental to obligations incurred by Borrower in connection with the construction, maintenance, development, transportation, storage or operation of Borrower’s assets or properties to the extent not delinquent (or which, if delinquent, are being Contested in Good Faith; (vi) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting Borrower’s assets and properties which were in existence at the time Borrower’s assets and properties were originally acquired by Borrower and all routine operational agreements entered into in the ordinary course of business, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements are not such as to, individually or in the aggregate, interfere materially with the operation, value or use of such Borrower’s assets and properties, considered in the aggregate; (vii) liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations; (viii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and levy and execution thereon have been stayed and continue to be stayed; (ix) rights reserved to or vested in any municipality, governmental, statutory or other public authority to control or regulate Borrower’s assets and properties in any manner, and all applicable laws, rules and orders from any governmental authority; (x) landlord’s liens; (xi) Liens incurred pursuant to the Security Instruments or otherwise created in favor of the Bank pursuant to the Loan Documents; (xii) those liens consented to in writing by Bank; and (xiii) those Liens that do not exceed $500,000 in the aggregate at any time outstanding or that would not have a Material Adverse Effect.
          “Person” shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          “Prime Rate” shall mean the BOKF National Prime Rate, described as the rate of interest set by BOK Financial Corporation, in its sole discretion, on a daily basis as published by BOK Financial Corporation (“BOKF”) from time to time (the “Index”). The interest rate on the Note is subject to change from time to time based on changes in the Index. The Index is not necessarily the lowest rate charged by Bank on its loans and is set by Bank in its sole discretion. If the Index becomes unavailable during the term of this loan, Bank may designate a substitute index after notifying Borrower. Bank will tell Borrower the current index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Bank may make loans based on other rates as well. The Index currently is 8.25% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.
          “Prime Rate Portion” means that portion of the unpaid principal balance of any Revolving Loan which is not made up of the LIBOR Portion.

          “PV/9” means the present value of Borrower’s Oil and Gas Properties discounted at nine percent (9.00%) and further discounted appropriately for unseasoned wells and concentrations based upon Bank engineering.
          “Rate Election” has the meaning given it in Section 2.1(e)
          “Reimbursement Obligations” shall mean at any time, the obligations of the Borrower in respect of all Letters of Credit then outstanding to reimburse amounts actually paid by Bank in respect of any drawing or drawings under a Letter of Credit.
          “Responsible Officer” shall mean either Michael Coffman or Ben Hare, Co-Presidents of the Company or Lonnie J. Lowry, Vice President, Controller, of the Company.
          “Revolving Commitment” shall mean the lesser of (i) $50,000,000 or (ii) the Borrowing Base in effect from time to time, in each case as reduced or increased from time to time pursuant to the terms hereof.
          “Revolving Loan” shall mean the loan or loans made under the Revolving Commitment pursuant to Section 2.1 hereof.
          “Revolving Maturity Date” shall mean October 31, 2009 or as such date may be extended from time to time with the consent of Bank.
          “Revolving Note” shall mean the $50,000,000.00 Promissory Note, substantially in the form of Exhibit “B-1” hereto issued or to be issued hereunder to Bank to evidence the indebtedness to Bank arising by reason of the Advances on the Revolving Loan, together with all modifications, renewals and extensions thereof or any part thereof.
          “Subsidiary” shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by any Borrower or another subsidiary.
          “Term Loan” shall mean the loan or loans made under the Revolving Commitment pursuant to Section 2.4 hereof.
          “Term Maturity Date” shall mean September 1, 2007 or as such date may be extended from time to time with the consent of Bank.
          “Term Note” shall mean the $2,500,000.00 Promissory Note, substantially in the form of Exhibit “B-2” hereto issued or to be issued hereunder to Bank to evidence the indebtedness to Bank arising by reason of the Advances on the Term Loan, together with all modifications, renewals and extensions thereof or any part thereof.
          “Total Outstandings” shall mean as of any date, the total principal balance outstanding on the Term Note plus the Revolving Note plus the total face amount of all outstanding Letters of Credit plus any Reimbursement Obligations. Depending on the context, the term “Total Outstandings” may refer to the total principal balance outstanding on either the

Term Note or on the Revolving Note (the Total Outstandings on the Revolving Note shall include the total face amount of all outstanding Letters of Credit plus any Reimbursement Obligations).
          “Unscheduled Redeterminations” shall mean a re-determination of the Borrowing Base made at any time other than on the dates set for the regular semi-annual re-determination of the Borrowing Base which are made (A) at the request of Borrower, (B) at any time it appears to Bank, in the exercise of its reasonable discretion, that either (i) there has been an unscheduled material decrease in the value of the Oil and Gas Properties, or (ii) an event has occurred which is reasonably expected to have a Material Adverse Effect.
          1.2 Other Interpretive Provisions.
          With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
               (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
               (b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
                    (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
                    (iii) The term “including” is by way of example and not limitation.
                    (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
               (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
               (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

               (b) If, at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Bank shall so request, the Bank and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP in effect prior to such change therein and (ii) the Borrower shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
          1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          1.5 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
     2. Commitments of the Bank.
          2.1 Revolving Line of Credit.
               (a) Terms of Revolving Commitment. On the terms and conditions hereinafter set forth, Bank agrees to make Advances to the Borrower from time to time during the period beginning on the Effective Date and ending on the Revolving Maturity Date in such amounts as the Borrower may request up to an amount not to exceed, in the aggregate principal amount outstanding at any time, the Revolving Commitment. The obligation of the Borrower hereunder shall be evidenced by this Agreement and the Revolving Note issued in connection herewith, said Revolving Note to be as described in Section 2.1(c) hereof. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Event of Default (as hereinafter defined) has occurred and is continuing or if any event or condition has occurred or failed to occur which with the passage of time or service of notice, or both, would constitute an Event of Default. Irrespective of the face amount of the Revolving Note, the Bank shall never have the obligation to Advance any amount or amounts in excess of the Revolving Commitment or to increase the Revolving Commitment. Within the limit of Bank’s Revolving Commitment, the Borrower may borrow, repay and reborrow under this Section 2.1 prior to the Maturity Date.
               (b) Procedure for Borrowing. Whenever the Borrower desires an Advance hereunder, it shall give Bank facsimile or telephonic notice (“Notice of Borrowing”) of such requested Advance, which in the case of telephonic notice, shall be promptly confirmed in writing. Each Notice of Borrowing shall be in the form of Exhibit “A” attached hereto and shall be received by Bank not later than 1:00 p.m. Oklahoma City, Oklahoma time, (i) one Business Day prior to the Borrowing Date. Not later than 10:00 a.m., Oklahoma City, Oklahoma time, on the Business Day immediately following the Bank’s receipt of the Notice of Borrowing, Bank shall make available to the Borrower at the same office, in like funds, the aggregate amount of such requested Advance. Bank shall incur no liability to the Borrower in acting upon any Notice of Borrowing which Bank believes in good faith to have been given by a Responsible Officer. Upon funding of Advances by Bank in accordance with this Agreement, pursuant to any such Notice, the Borrower shall have effected Advances hereunder.
               (c) Form of Revolving Note. The Revolving Loan shall be evidenced by the Revolving Note in the face amount of $50,000,000, and shall be in the form of Exhibit “B-1” hereto with appropriate insertions. Notwithstanding the face amount of the Revolving Note, the actual principal amount due from the Borrower to Bank on account of the Revolving Note, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Bank in collected funds with respect thereto. Although the Revolving Note may be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Revolving Note may be higher, the Revolving Note shall be enforceable, with respect to Borrower’s obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the loans. Irrespective of the face amount of the Revolving Note, Bank shall never be obligated to advance on the Revolving Commitment any amount in excess of the Revolving Commitment then in effect.
               (d) Revolving Note Interest Rate. The Borrower agrees to pay interest on the Revolving Note calculated on the basis of the actual days elapsed in a year consisting of 360 days with respect to the unpaid principal amount of the Revolving Note from the date the proceeds thereof are advanced to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate (defined herein), or (ii) the Applicable Rate. Past due principal and, to the extent permitted by law, past due interest, shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.
               (e) Rate Elections. Borrower may from time to time designate, within the dollar limits set forth below, all of the Revolving Loans (including any yet to be made Advances which are to be made prior to or at the beginning of the Interest Period but excluding any portions of any Revolving Loan which are required to be repaid prior to the end of the designated LIBOR Interest Period) as a LIBOR Portion. Each election by Borrowers shall:
                    (i) Be made by written notice to Bank or by telephonic notice to Bank promptly confirmed in writing, in the form and substance of the “Rate Election” attached hereto as Exhibit “D”, duly completed and signed by either Co-President of Borrower.
                    (ii) Specify the aggregate amount of the Loan which Borrower desires to designate as a LIBOR Portion; and

                    (iii) Be received by Bank not later than 9:00 a.m., Oklahoma City, Oklahoma time, on the first Business Day preceding the first day of the applicable Interest Period.
          Each Rate Election shall be irrevocable. The aggregate amount of the election must be at least $500,000 or a higher integral multiple of $500,000. Upon the termination of each Interest Period, the portion of the Revolving Loan theretofore constituting the related LIBOR Portion shall, unless the subject of a new Rate Election then taking effect, automatically become a part of the Prime Rate Portion of the Loan and become subject to all provisions of the Loan Documents governing such Prime Rate Portion. Borrower shall have no need for more than one LIBOR Portion for the Revolving Loan in effect at any time.
               (f) Non-Use Fees. The Borrower will pay to the Bank, immediately upon receipt of an invoice therefor, the then applicable unused commitment fee based upon average daily Available Commitment multiplied by the Commitment Fee (based upon a year of 360 days) and payable on the last day of each calendar quarter during the term hereof and on the Maturity Date.
               (g) Repayment. Interest on the Revolving Note shall be payable on each Interest Payment Date beginning December 1, 2006 and upon any prepayment of principal. Principal of the Revolving Note shall be due and payable to the Bank on the Revolving Maturity Date unless earlier due in whole or in part pursuant to the terms hereof or as a result of an acceleration of the amount due or pursuant to the mandatory prepayment provisions of Section 5(b) hereof.
               (h) Payment to Bank. Any payment or prepayment received by Bank at any time after 12:00 noon, Oklahoma City, Oklahoma, time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by Bank.
          2.2 Letters of Credit.
               (a) Letter of Credit Terms. On the terms and conditions hereinafter set forth, the Bank shall from time to time during the period beginning on the date hereof and ending on the Revolving Maturity Date, upon request of Borrower, issue standby and/or commercial Letters of Credit for the account of Borrower in such face amounts as Borrower may request, but not to exceed in the aggregate face amount at any time outstanding the Available Commitment. Provided, however, the face amount of all Letters of Credit issued hereunder shall not exceed $2,000,000.00 at any one time outstanding. The face amount of all Letters of Credit issued and outstanding hereunder plus any Reimbursement Obligations shall be considered as Advances for Borrowing Base purposes and all payments made by the Bank on such Letters of Credit shall be considered as Advances under the Note. Each Letter of Credit issued for the account of Borrower hereunder shall (i) be in favor of such beneficiaries as specifically requested by Borrower, (ii) have an expiration date not exceeding the earlier of (a) one year or (b) the Maturity Date, and (iii) contain such other terms and provisions as may be reasonably required by Bank. The Borrower hereby unconditionally agrees to pay and reimburse the Bank for the amount of each demand for payment under any Letter of Credit that is in substantial compliance with the provisions of any such Letter of Credit at or prior to the date on which payment is to be made by the Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt from any beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Bank shall promptly notify the Borrower of the demand and the date upon which such payment is to be made by the Bank to such beneficiary in respect of such demand. Forthwith upon receipt of such notice from the Bank, Borrower shall advise the Bank whether or not it intends to borrow hereunder to finance its obligations to reimburse the Bank, and if so, submit a Notice of Borrowing as provided in Section 2.1(b) hereof. All such amounts paid by the Bank shall be treated as an Advance or Advances under the Commitment.
               (b) Procedure for Obtaining Letters of Credit. The amount and date of issuance, renewal, extension or reissuance of a Letter of Credit pursuant to the Bank’s commitment above shall be designated by Borrower’s written request delivered to Bank at least three (3) Business Days prior to the date of such issuance, renewal, extension or reissuance. Concurrently with or promptly following the delivery of the request for a Letter of Credit, Borrower shall execute and deliver to the Bank an application and agreement with respect to the Letters of Credit, said application and agreement to be in the form used by the Bank. The Bank shall not be obligated to issue, renew, extend or reissue such Letters of Credit if (A) the amount thereon when added to the face amount of all outstanding Letters of Credit plus any Reimbursement Obligations plus the outstanding principal indebtedness owed on the Note would exceed the Revolving Commitment. Borrower agrees to pay the Bank commissions for issuing the Letters of Credit (calculated separately for each Letter of Credit) in an amount equal to one and one half of one percent (1.50%) per annum on the maximum face amount of the Letter of Credit. Such commissions shall be payable prior to the issuance of each Letter of Credit and thereafter on each anniversary date of such issuance while such Letter of Credit is outstanding.
          2.3 Hedge Line.
               (a) Terms of Hedge Line Commitment. On the terms and conditions hereinafter set forth, Bank and Borrower agree to perform pursuant to the terms of the ISDA Agreement during the period beginning on the Effective Date and ending on the Maturity Date in such amounts as the Borrower may request up to an amount not to exceed, in the aggregate principal amount outstanding at any time, the Hedge Line Commitment. The obligation of the Borrower hereunder shall be evidenced by this Agreement and the ISDA Agreement. Notwithstanding any other provision of this Agreement, no Advance shall be required to be made hereunder if any Event of Default (as hereinafter defined) has occurred and is continuing or if any event or condition has occurred or failed to occur which with the passage of time or service of notice, or both, would constitute an Event of Default. The Bank shall never have the obligation to Advance any amount or amounts in excess of the Hedge Line Commitment or to increase the Hedge Line Commitment.
               (b) Hedge Line Procedure. Borrower shall access the Hedge Line pursuant to the terms of the ISDA Agreement.

               (c) Advances. Any obligation owed by the Borrower to the Bank arising under the ISDA Agreement shall (i) be deemed to be an advance against the Hedge Line established by the Credit Documents (as defined in the ISDA Agreement) for the purpose of determining the amount of available credit remaining upon which the Borrower may draw, if any; and, (ii) upon notice to the Borrower by the Bank, shall also be deemed funds borrowed under the Credit Documents (as defined in the ISDA Agreement).
               (d) Default Provisions. Upon the occurrence of an Event of Default and the expiration of any applicable period to cure any such Event of Default, the Default Rate shall apply to any Hedge Line Debt currently outstanding and outstanding in the future until such Event of Default is cured to Bank’s satisfaction.
               (e) Evidence of Obligation. In addition to the ISDA Agreement, Borrower hereby promises to pay to the Bank any obligations resulting from its hedging activities. This obligation shall be noteless.
               (f) Interest. To the extent any amounts are funded against this line, interest shall accrue on such amounts at the Prime Rate based upon the actual days elapsed in a year consisting of 360 days.
               (g) Payments. Interest on amounts funded pursuant to this Hedge Line shall be payable on each Interest Payment Date occurring after any such funding and upon any prepayment of principal. All amounts funded against this Hedge Line shall be due and payable to the Bank on the Revolving Maturity Date unless earlier due in whole or in part pursuant to the terms hereof or as a result of an acceleration of the amount due or pursuant to the mandatory prepayment provisions of Section 5(b) hereof.
               (h) Fees. Borrower shall pay to the Bank its standard fees for derivatives of the nature and type offered to Borrower as announced by Bank’s “Financial Risk Management Department” from time to time.
               (i) Payment to Bank. Any payment or prepayment received by Bank at any time after 12:00 noon, Oklahoma City, Oklahoma, time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by Bank.
               (j) Relationship with ISDA. Any obligation owed by the Borrower to the Bank arising under the ISDA Agreement shall (i) be deemed to be an advance against the Hedge Line established by the Credit Documents (as defined in the ISDA Agreement) for the purpose of determining the amount of available credit remaining upon which the Borrower may draw, if any; and, (ii) upon notice to the Borrower by the Bank, shall also be deemed funds borrowed under the Credit Documents (as defined in the ISDA Agreement).
          2.4 Term Loan
               (a) Terms of the Term Loan. Bank agrees to make a loan (a “Term Loan”) to the Borrower in a single advance of principal, in an aggregate amount not to exceed the amount of $2,500,000.00. The Term Loan shall be subject to and payable as set forth below and to such other reasonable conditions precedent as Bank may determine with respect to loans of this type. The Borrower shall not have the right to reborrow any amount of the Term Loan repaid to the Bank. The Term Note shall be fully advanced on the Closing Date, and the amount of such advances shall be paid directly to the BancFirst. On the Closing Date, the Borrower will deliver to the Bank the executed Term Note, together with such other documentation evidencing compliance with the conditions precedent to the Term Loan as Bank may reasonably require.
               (b) Purpose of the Loan. All proceeds of the Term Loan shall be used to payoff outstanding balances at BancFirst, if needed.
               (c) Form of Term Note. The Term Loan shall be evidenced by the Term Note in the face amount of $2,500,000, and shall be in the form of Exhibit “B-2” hereto with appropriate insertions. Notwithstanding the face amount of the Term Note, the actual principal amount due from the Borrower to Bank on account of the Term Note, as of any date of computation, shall be the sum of Advances then and theretofore made on account thereof, less all principal payments actually received by Bank in collected funds with respect thereto. Although the Term Note may be dated as of the Effective Date, interest in respect thereof shall be payable only for the period during which the loans evidenced thereby are outstanding and, although the stated amount of the Term Note may be higher, the Term Note shall be enforceable, with respect to Borrower’s obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the loans.
               (d) Term Note Interest Rate. The Borrower agrees to pay interest on the Term Note calculated on the basis of the actual days elapsed in a year consisting of 360 days with respect to the unpaid principal amount of the Term Note from the date the proceeds thereof are advanced to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate (defined herein), or (ii) the LIBOR Rate plus 75 basis points. Past due principal and, to the extent permitted by law, past due interest, shall bear interest, payable on demand, at a rate per annum equal to the Default Rate.
               (e) Repayment. Interest on the Term Note shall be payable on the first Interest Payment Date following any funding of this Term Loan and upon any prepayment of principal. In addition Borrower shall make a principal payment in the amount of $250,000.00 on the first Interest Payment following any funding of this Term Loan. All principal plus all accrued but unpaid interest shall be due and payable to the Bank in full on the Term Maturity Date unless earlier due in whole or in part pursuant to the terms hereof or as a result of an acceleration of the amount due or pursuant to the mandatory prepayment provisions of Section 5(b) hereof.
               (f) Payment to Bank. Any payment or prepayment received by Bank at any time after 12:00 noon, Oklahoma City, Oklahoma, time on a Business Day shall be deemed to have been received on the next Business Day. Interest shall cease to accrue on any principal as of the end of the day preceding the Business Day on which any such payment or prepayment is deemed hereunder to have been received by Bank.

     3. Collateral Security. The Loans described here are unsecured. However, Borrower agrees not to pledge or otherwise hypothecate its Oil and Gas Property as further described below.
     4. Borrowing Base.
               (a) Initial Borrowing Base. At the Effective Date, the Borrowing Base shall be as described in the definition of “Borrowing Base” at Section 1 above.
               (b) Subsequent Determinations of Borrowing Base. Subsequent determinations of the Borrowing Base shall be made by the Bank at least semi-annually on December 1 and June 1 of each year beginning December 1, 2006, or as Unscheduled Redeterminations. The Borrower shall furnish to the Bank as soon as possible but in any event no later than May 1 and November 1 of each year, beginning November 1, 2007 with an effective date of March 31 and September 30, respectively, with an engineering report in form and substance satisfactory to the Bank prepared by an independent petroleum engineering firm acceptable to Bank and, for the May 1 report, by an in-house engineering report (a third party report is not necessary for the May 1 report) covering the Oil and Gas Properties based upon PV/9 utilizing economic and pricing parameters used by Bank as established from time to time, together with such other information concerning the value of the Oil and Gas Properties as the Bank shall deem necessary to determine the value of the Oil and Gas Properties. Within thirty (30) days after either (i) receipt of notice from Bank that the Bank require an Unscheduled Redetermination, or (ii) a Borrower gives notice to Bank of its desire to have an Unscheduled Redetermination performed, the Borrower shall furnish to the Bank an engineering report in form and substance satisfactory to Bank prepared by Borrower’ in-house engineering staff valuing the Oil and Gas Properties utilizing economic and pricing parameters used by the Bank as established from time to time, together with such other information, reports and data concerning the value of the Oil and Gas Properties as Bank shall deem reasonably necessary to determine the value of such Oil and Gas Properties. Bank shall by notice to the Borrower no later than August 1 and February 1 of each year, or within a reasonable time thereafter (herein called the “Determination Date”), notify the Borrower of the designation by the Bank of the new Borrowing Base for the period beginning on such Determination Date and continuing until, but not including, the next Determination Date. If an Unscheduled Redetermination is made by the Bank, the Bank shall notify the Borrower within a reasonable time after receipt of all requested information of the new Borrowing Base and such new Borrowing Base shall continue until the next Determination Date. If the Borrower does not furnish all such information, reports and data by any date specified in this Section 4(b), the Bank may nonetheless designate the Borrowing Base at any amounts which the Bank in its reasonable discretion determines and may redesignate the Borrowing Base from time to time thereafter until the Bank receives all such information, reports and data, whereupon the Bank shall designate a new Borrowing Base as described above. Bank shall determine the amount of the Borrowing Base based upon the loan collateral value which Bank in its discretion (using such methodology, assumptions and discounts rates as Bank customarily uses in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Oil and Gas Properties and other Collateral of the Borrower at the time in question and based upon such other credit factors consistently applied (including, without limitation, the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrower and its affiliates) as Bank customarily considers in evaluating similar oil and gas credits, but Bank in its discretion shall not be required to give any additional positive value to any Oil and Gas Property over the current economic and pricing parameters used by Bank for such Determination Date which additional value is derived directly from a hedging, forward sale or swap agreement covering such Oil and Gas Property as of the date of such determination. It is expressly understood that the Bank has no obligation to designate the Borrowing Base at any particular amounts, except in the exercise of its discretion, whether in relation to the Revolving Commitment or otherwise. Provided, however, the Bank shall not have the obligation to designate a Borrowing Base in an amount in excess of the Revolving Commitment or its legal or internal lending limits.
     5. Prepayments.
               (a) Voluntary Prepayments. Subject to the provisions hereof, the Borrower may at any time and from time to time, without penalty or premium, prepay the Notes, in whole or in part, designating at Borrower’s discretion which of the Notes to which any such prepayment is to be applied.
               (b) Mandatory Prepayment For Borrowing Base Deficiency. In the event the Total Outstandings ever exceed the Borrowing Base as determined by Bank pursuant to Section 4(b) hereof, the Borrower shall, within sixty (60) days after notification from the Bank, either (A) by instruments reasonably satisfactory in form and substance to the Bank, provide the Bank with collateral with value and quality in amounts satisfactory to the Bank in its discretion in order to increase the Borrowing Base by an amount at least equal to such excess, or (B) prepay, without premium or penalty, the principal amount of the Note in an amount at least equal to such excess plus accrued interest thereon to the date of prepayment. If the Total Outstandings ever exceed the Revolving Commitment as a result of any required reduction in the Revolving Commitment, then in such event, Borrower shall immediately prepay the principal amount of the Note in an amount at least equal to such excess plus accrued interest to the date of prepayment.
     6. Representations and Warranties. In order to induce the Bank to enter into this Agreement, the Borrower hereby represents and warrants to the Bank (which representations and warranties will survive the delivery of the Note) that:
               (a) Creation and Existence. The Borrower is an Oklahoma corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and is duly qualified in all jurisdictions wherein failure to qualify may result in a Material Adverse Effect. Borrower has all power and authority to own its properties and assets and to transact the business in which it is engaged.
               (b) Power and Authority. Borrower is duly authorized and empowered to create and issue the Note; and Borrower is duly authorized and empowered to execute, deliver and perform the Loan Documents, including this Agreement; and all corporate action on Borrower’s part requisite for the due creation and issuance of the Note and for the due execution, delivery and performance of the Loan Documents, including this Agreement, has been duly and effectively taken.

               (c) Binding Obligations. This Agreement does, and the Notes and other Loan Documents upon their creation, issuance, execution and delivery will, constitute valid and binding obligations of Borrower, enforceable in accordance with their respective terms (except that enforcement may be subject to applicable principles of equity and the effect of any applicable bankruptcy, insolvency, or similar debtor relief laws now or hereafter in effect and relating to or affecting the enforcement of creditors’ rights generally).
               (d) No Legal Bar or Resultant Lien. The Notes and the Loan Documents, including this Agreement, do not and will not, to the best of Borrower’s knowledge violate any provisions of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject which could reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any lien or other encumbrance upon any assets or properties of any Borrower, other than those contemplated by this Agreement.
               (e) No Consent. The execution, delivery and performance by the Borrower of the Notes and by the Borrower of its respective Loan Documents, including this Agreement, do not require the consent or approval of any other person or entity, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof except for consents required for federal, state and, in some instances, private leases, right of ways and other conveyances or encumbrances of oil and gas leases, if any, all of which consents have been obtained by the Borrower.
               (f) Financial Condition. The audited Consolidated Financial Statements of Borrower dated September 30, 2005 (for the fiscal year there ended) and the unaudited Consolidated Financial Statements of Borrower dated as of June 30, 2006, which have been delivered to Bank are complete and correct in all material respects, and fully and accurately reflect in all material respects the financial condition and results of the operations of Borrower on a separate basis as of the date or dates and for the period or periods stated. No change has since occurred in the condition, financial or otherwise, of the Borrower which is reasonably expected to have a Material Adverse Effect, except as disclosed to the Bank in Schedule “2” attached hereto.
               (g) Liabilities. Borrower has no material (individually or in the aggregate) liability, direct or contingent, except as disclosed to the Bank in the Financial Statements or on Schedule “3” attached hereto. No unusual or unduly burdensome restrictions, restraint, or hazard exists by contract, law or governmental regulation or otherwise relative to the business, assets or properties of Borrower which is reasonably expected to have a Material Adverse Effect.
               (h) Litigation. Except as described in the Financial Statements, or as otherwise disclosed to the Bank in Schedule “4” attached hereto, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of the officers of Borrower threatened against or affecting Borrower which involves the possibility of any judgment or liability not fully covered by insurance, and which is reasonably expected to have a Material Adverse Effect.

               (i) Taxes; Governmental Charges. Borrower has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or its assets, properties or income which are due and payable, including interest and penalties, the failure of which to pay could reasonably be expected to have a Material Adverse Effect, except such as are being Contested in Good Faith by appropriate proceedings and for which adequate reserves for the payment thereof as required by GAAP has been provided and levy and execution thereon have been stayed and continue to be stayed.
               (j) Titles, Etc. Borrower has defensible title to all of its respective assets, including without limitation, the Oil and Gas Properties free and clear of all liens or other encumbrances except Permitted Liens.
               (k) Defaults. Borrower is not in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which Borrower is a party in any respect that would be reasonably expected to have a Material Adverse Effect. No Event of Default hereunder has occurred and is continuing.
               (l) Casualties; Taking of Properties. Since the dates of the latest Financial Statements of the Borrower delivered to Bank, neither the business nor the assets or properties of Borrower have been affected (to the extent it is reasonably likely to cause a Material Adverse Effect), as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.
               (m) Use of Proceeds; Margin Stock. The proceeds of the Revolving Commitment may be used by the Borrower for the purposes of general corporate purposes. Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation G or U. Specifically, Borrower will not and shall not use the proceeds of the Loan to purchase or “margin stock”.
               Borrower nor any person or entity acting on behalf of Borrower has taken or will take any action which might cause the loans hereunder or any of the Loan Documents, including this Agreement, to violate Regulation G or U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.
               (n) Location of Business and Offices. The principal place of business and chief executive offices of the Borrower are located at the address stated in Section 12 hereof.

               (o) Compliance with the Law. To the Borrower’s knowledge, Borrower:
                    (i) is not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower, or any of its assets or properties are subject; or
                    (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its assets or properties or the conduct of its business;
which violation or failure is reasonably expected to have a Material Adverse Effect.
               (p) No Material Misstatements. No information, exhibit or report furnished by Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.
               (q) ERISA. Borrower is in compliance in all material respects with the applicable provisions of ERISA, and no “reportable event”, as such term is defined in Section 403 of ERISA, has occurred with respect to any Plan of Borrower.
               (r) Public Utility Holding Company Act. Borrower is not a “holding company”, or “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
               (s) Subsidiaries. All of the Borrower’s Subsidiaries are listed on Schedule “5” hereto.
               (t) Environmental Matters. Except as disclosed on Schedule “6”, Borrower (i) has not received notice of any Environmental Liability which would be reasonably likely to individually or in the aggregate have a Material Adverse Effect arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or (B) the release or threatened release of any toxic or hazardous waste into the environment, (ii) has not received notice of any threatened or actual liability in connection with the release or notice of any threatened release of any toxic or hazardous waste into the environment which would be reasonably likely to individually or in the aggregate have a Material Adverse Effect or (iii) has not received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which Borrower is or may be liable which may reasonably be expected to result in a Material Adverse Effect.
               (u) Liens. Except (i) as disclosed on Schedule “1” hereto and (ii) for Permitted Liens, the assets and properties of the Borrower are free and clear of all liens and encumbrances.

               (v) Gas Contracts. Except as described on Schedule “7” hereto, the Borrower (a) is not obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay”, “recoupment,” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, and (b) has not produced gas, in any material amount, subject to, and is not, nor are any of the Oil and Gas Properties, subject to balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which the Borrower has established monetary reserves adequate in an amount to satisfy such obligations and has segregated such reserves from other accounts or the Borrower’s balancing obligations in the aggregate would not reasonably be expected to have a Material Adverse Effect.
     7. Conditions of Lending.
               (a) Conditions to Closing. The effectiveness of this Agreement, and the obligation to make the initial Advance under the Revolving Commitment shall be subject to satisfaction of the following conditions precedent:
                    (i) Execution and Delivery. The Borrower shall have executed and delivered the Agreement, the Notes and other required Loan Documents, and the other Security Instruments, all in form and substance satisfactory to the Bank;
                    (ii) Guaranty Agreement. The Bank shall have received a Guaranty Agreement from the Guarantor.
                    (iii) Resolutions, Consents or Authorizations. The Bank shall have received appropriate certified corporate resolutions of the Borrower;
                    (iv) Good Standing. The Bank shall have received evidence of existence and good standing for Borrower;
                    (v) Incumbency. The Bank shall have received a signed certificate of the secretary or assistant secretary of the Borrower, certifying the names of the officers of Borrower authorized to sign loan documents on behalf of Borrower, together with the true signatures of each such officer. The Bank may conclusively rely on such certificate until the Bank receives a further certificate of Borrower canceling or amending the prior certificate and submitting signatures of the officers named in such further certificate;
                    (vi) Certificate of Incorporation and Bylaws. The Bank shall have received copies of the Certificate of Incorporation and all amendments thereto, certified by the Secretary of State of the State of its incorporation, and a copy of the bylaws and all amendments thereto, certified by the Secretary or Assistant Secretary of Borrower as being true, correct and complete;
                    (vii) Payment of Fees. The Bank shall have received payment of all fees due from Borrower as of the Effective Date.

                    (viii) Representation and Warranties. The representations and warranties of Borrower under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);
                    (ix) No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default hereunder or under any other material financing obligations;
                    (x) Other Documents. Bank shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as Bank or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Bank;
                    (xi) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for Bank retained at the expense of the Borrower;
                    (xii) Litigation. There shall be in existence no injunction or restraining order which, in the reasonable judgment of Bank or its counsel, which prohibit the making of the Revolving Loans, nor shall there be pending or threatened litigation which would be reasonably expected to result in a Material Adverse Effect on Borrower or its Subsidiaries.
                    (xiii) Due Diligence. Bank shall have completed its due diligence, and shall be satisfied with the results, of its investigation of Borrower.
                    (xiv) Initial Engineering Report. Bank shall have received satisfactory engineering reports on the Oil and Gas Properties by November 1, 2006 to be effective as of October 1, 2006.
                    (xv) Regulations. Borrower shall be in compliance with all applicable requirements of Regulations U, T, and X of the Board of Governors of the Federal Reserve System.
               (b) Conditions to All Advances. The obligation of the Bank to make any Advance under the Revolving Commitment (including the initial Advance) shall be subject to the following additional conditions precedent that, at the date of making each such Advance and after giving effect thereto:
                    (i) Representation and Warranties. The representations and warranties of Borrower under this Agreement are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);
                    (ii) No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

                    (iii) Other Documents. Bank shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as Bank or its counsel may reasonably request, and all such documents shall be in form and substance reasonably satisfactory to the Bank; and
                    (iv) Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for Bank retained at the expense of Borrower.
     8. Affirmative Covenants. A deviation from the provisions of this Section 8 shall not constitute a Default or Event of Default under this Agreement if such deviation is consented to in writing by the Bank prior to the date of deviation. The Borrower will at all times comply with the covenants contained in this Section 8 from the date hereof and for so long as the Revolving Commitment is in existence or any amount is owed to the Bank under this Agreement or the other Loan Documents.
               (a) Financial Statements and Reports. Borrower shall promptly furnish to the Bank from time to time upon request such information regarding the business and affairs and financial condition of Borrower, as the Bank may reasonably request, and will furnish to the Bank:
                    (i) Annual Audited Financial Statements. As soon as available, and in any event within ninety (90) days after the close of each fiscal year beginning with the fiscal year ended September 30, 2006, the annual, audited, Financial Statements of Borrower, prepared in accordance with GAAP together with the report and opinion thereon of a firm of independent certified public accountants acceptable to the Bank at its reasonable discretion;
                    (ii) Quarterly Financial Statements. Beginning with the quarter ending December 31, 2006, as soon as available, and in any event within sixty (60) days after the end of each calendar quarter during the term hereof, the quarterly unaudited Financial Statements of Borrower prepared in accordance with GAAP;
                    (iii) Report on Properties. As soon as available and in any event on or before November 1 and May 1 of each calendar year, and at such other times as Bank, in accordance with Section 4 hereof, may request, the engineering reports required to be furnished to the Bank under such Section 4 on the Oil and Gas Properties;
                    (iv) Additional Information. Promptly upon request of the Bank from time to time any additional financial information or other information that the Bank may reasonably request.
All such reports, information, balance sheets and Financial Statements referred to in Subsection 8(a) above shall be in such detail as the Bank may reasonably request and shall be prepared in a manner consistent with the Financial Statements.
               (b) Certificates of Compliance. Concurrently with the furnishing of the annual unaudited Financial Statements pursuant to Subsection 8(a)(i) hereof and the quarterly unaudited Financial Statements pursuant to Subsection 8(a)(ii) hereof, Borrower, will furnish or cause to be furnished to the Bank a certificate in the form of Exhibit “C” attached hereto, signed by a Responsible Officer of Borrower, (i) stating that Borrower has fulfilled in all material respects its obligations under the Note and the Loan Documents, including this Agreement, and that all representations and warranties made herein and therein continue (except to the extent they relate solely to an earlier date) to be true and correct in all material respects (or specifying the nature of any change), or if a Default has occurred, specifying the Default and the nature and status thereof; (ii) to the extent requested from time to time by the Bank, specifically affirming compliance of Borrower in all material respects with any of its representations (except to the extent they relate solely to an earlier date) or obligations under said instruments; (iii) setting forth the computation, in reasonable detail as of the end of each period covered by such certificate, of compliance with Sections 9(b) and (c) containing or accompanied by such financial or other details, information and material as the Bank may reasonably request to evidence such compliance.
               (c) Taxes and Other Liens. The Borrower will pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon the Borrower, or upon the income or any assets or property of Borrower, as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien or other encumbrance upon any or all of the assets or property of Borrower and which could reasonably be expected to result in a Material Adverse Effect; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be Contested in Good Faith by appropriate proceedings diligently conducted, levy and execution thereon have been stayed and continue to be stayed and if Borrower shall have set up adequate reserves therefor, if required, under GAAP.
               (d) Compliance with Laws. Borrower will observe and comply, in all material respects, with all applicable laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations of all federal, state, county, municipal and other governments, departments, commissions, boards, agencies, courts, authorities, officials and officers, domestic or foreign, the failure of which to do so would have a Material Adverse Effect.
               (e) Further Assurances. Upon Bank’s request, the Borrower will cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Notes and the Loan Documents, including this Agreement. The Borrower at its sole expense will promptly execute and deliver to Bank upon its reasonable request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Agreement, or to correct any omissions in the Note or more fully to state the obligations set out herein.
               (f) Performance of Obligations. The Borrower will pay the Note and other obligations incurred by it hereunder according to the reading, tenor and effect thereof and hereof; and Borrower will do and perform every act and discharge all of the obligations provided to be performed and discharged by the Borrower under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

               (g) Insurance. The Borrower now maintains and will continue to maintain insurance with financially sound and reputable insurers with respect to its assets against such liabilities, fires, casualties, risks and contingencies and in such types and amounts as is customary in the case of persons engaged in the same or similar businesses and similarly situated. Upon request of the Bank, the Borrower will furnish or cause to be furnished to the Bank from time to time a summary of the respective insurance coverage of Borrower in form and substance satisfactory to the Bank, and, if requested, will furnish the Bank copies of the applicable policies. Upon demand by Bank any insurance policies covering any properties securing the Obligations shall be endorsed (i) to provide that such policies may not be canceled, reduced or affected in any manner for any reason without fifteen (15) days prior notice to Bank, (ii) to provide for insurance against fire, casualty and other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated business and properties) of the property insured, and (iii) to provide for such other matters as the Bank may reasonably require. Additionally, the Borrower shall at all times maintain adequate insurance with respect to all of its other assets and wells in accordance with prudent business practices.
               (h) Accounts and Records. Borrower will keep books, records and accounts in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities, prepared in a manner consistent with prior years, subject to changes suggested by such Borrower’ auditors.
               (i) Right of Inspection. Borrower will permit any officer, employee or agent of the Bank to examine Borrower’s books, records and accounts, and take copies and extracts therefrom, all at such reasonable times during normal business hours and as often as the Bank may reasonably request. The Bank will use best efforts to keep all Confidential Information (as herein defined) confidential and will not disclose or reveal the Confidential Information or any part thereof other than (i) as required by law, and (ii) to the Bank, and the Bank’s subsidiaries’, Affiliates, officers, employees, legal counsel and regulatory authorities or advisors to whom it is necessary to reveal such information for the purpose of effectuating the agreements and undertakings specified herein or as otherwise required in connection with the enforcement of the Bank’s rights and remedies under the Note, this Agreement and the other Loan Documents. As used herein, “Confidential Information” means all information about the Borrower furnished by the Borrower to the Bank, but does not include information (i) which was publicly known at the time of the disclosure, (ii) which subsequently becomes publicly known through no act or omission by the Bank, or (iii) which otherwise becomes known to the Bank, other than through disclosure by the Borrower.
               (j) Notice of Certain Events. The Borrower shall immediately notify the Bank if Borrower learns of the occurrence of (i) any event which constitutes a Default or Event of Default together with a detailed statement by Borrower of the steps being taken to cure such Event of Default; (ii) any legal, judicial or regulatory proceedings affecting Borrower, or any of the assets or properties of Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (iii) any dispute between Borrower and any governmental or regulatory body or any other Person or entity which, if adversely determined, might reasonably be expected to cause a Material Adverse Effect; (iv) any event or circumstance which requires the prepayment, purchase or redemption of any outstanding public note issue, whether issued prior or subsequent to the Effective Date, with a detailed statement of steps being taken to cure such default or event of default under such instruments, or (v) any other matter which in Borrower’ reasonable opinion could have a Material Adverse Effect.
               (k) ERISA Information and Compliance. The Borrower will promptly furnish to the Bank immediately upon becoming aware of the occurrence of any “reportable event”, as such term is defined in Section 4043 of ERISA, or of any “prohibited transaction”, as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the chief financial officer of Borrower specifying the nature thereof, what action Borrower are taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto.
               (l) Environmental Reports and Notices. The Borrower will deliver to the Bank (i) promptly upon its becoming available, one copy of each report sent by Borrower to any court, governmental agency or instrumentality pursuant to any Environmental Law, (ii) notice, in writing, promptly upon Borrower’s receipt of notice or otherwise learning of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (x) the non-compliance with or violation of the requirements of any Environmental Law which reasonably could be expected to have a Material Adverse Effect; (y) the release or threatened release of any toxic or hazardous waste into the environment which reasonably could be expected to have a Material Adverse Effect or which release Borrower would have a duty to report to any court or government agency or instrumentality, or (iii) the existence of any Environmental Lien on any properties or assets of Borrower, and Borrower shall immediately deliver a copy of any such notice to Bank.
               (m) Compliance and Maintenance. The Borrower will, to the extent that non-compliance would have a Material Adverse Effect (i) observe and comply in all material respects with all Environmental Laws (including, but not limited to, “CERCLA”); (ii) except as provided in Subsections 10(n) and 10(o) below, maintain the Oil and Gas Properties and other assets and properties in good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to the Oil and Gas Properties and other assets and properties as are needed and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times in the opinion of the Borrower exercised in good faith; (iii) take or cause to be taken whatever actions are necessary or desirable to prevent an event or condition of default by Borrower under the provisions of any gas purchase or sales contract or any other contract, agreement or lease comprising a part of the Oil and Gas Properties or other collateral security hereunder which default could reasonably be expected to result in a Material Adverse Effect; and (iv) furnish Bank upon request evidence satisfactory to Bank that there are no Liens on the Oil and Gas Properties, except Permitted Liens.
               (n) Operation of Oil and Gas Properties. Except as provided in Subsection 10(n) and (o) below, the Borrower will operate, or use reasonable efforts to cause to be operated, all Oil and Gas Properties in a careful and efficient manner in accordance with the practice of the industry and in compliance in all material respects with all applicable laws, rules, and regulations, and in compliance in all material respects with all applicable proration and conservation laws of the jurisdiction in which the Oil and Gas Properties are situated, and all applicable laws, rules, and regulations, of every other agency and authority from time to time constituted to regulate the development and operation of the Oil and Gas Properties and the production and sale of hydrocarbons and other minerals therefrom; provided, however, that the Borrower shall have the right to contest in good faith by appropriate proceedings, the applicability or lawfulness of any such law, rule or regulation and pending such contest may defer compliance therewith, as long as such deferment shall not subject the Oil and Gas Properties or any part thereof to foreclosure or loss.
               (o) Compliance with Leases and Other Instruments. The Borrower will pay or cause to be paid and discharged or establish adequate reserves to secure the payment of all rentals, delay rentals, royalties, production payment, and indebtedness required to be paid by Borrower (or required to keep unimpaired in all material respects the rights of Borrower in the Oil and Gas Properties) accruing under, and perform or cause to be performed in all material respects each and every act, matter, or thing required of Borrower by each and all of the assignments, deeds, leases, subleases, contracts, and agreements in any way relating to Borrower or any of the Oil and Gas Properties and do all other things necessary of Borrower to keep unimpaired in all material respects the rights of Borrower thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that nothing in this Agreement shall be deemed to require Borrower to perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent Borrower from abandoning or releasing any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of Borrower exercised in good faith, it is not in the best interest of the Borrower to perpetuate the same, except when the failure to do so would not cause a Material Adverse Effect.
               (p) Certain Additional Assurances Regarding Maintenance and Operations of Properties. With respect to those Oil and Gas Properties which are being operated by operators other than the Borrower, the Borrower shall not be obligated to perform any undertakings contemplated by the covenants and agreement contained in Subsections 10(n) or 10(o) hereof which are performable only by such operators and are beyond the control of the Borrower; however, the Borrower agrees to promptly take all reasonable actions available under any operating agreements to bring about the performance of any such material undertakings required to be performed thereunder.
               (q) Sale of Certain Assets/Prepayment of Proceeds. Except with respect to sales permitted under Section 9(a)(ii)(B) and (C) hereof, the Borrower will immediately pay over to the Bank as a prepayment of principal on the Revolving Note, an amount equal to 100% of the Release Price received by Borrower from the sale of any Oil and Gas Properties. The term “Release Price” as used herein shall mean a price determined by the Bank in its discretion based upon the loan collateral value which Bank in its discretion (using such methodology, assumptions and discounts rates as such Bank customarily uses in assigning collateral value to oil and gas properties, oil and gas gathering systems, gas processing and plant operations) assigns to such Oil and Gas Properties at the time in question. Any such prepayment of principal on the Revolving Note required by this Section 9(q), shall not be in lieu of, but shall be in addition to, any mandatory prepayment of principal required to be paid pursuant to Section 5(b) hereof.

               (r) Change of Principal Place of Business. Borrower shall give Bank at least thirty (30) days prior written notice of its intention to move its principal place of business from the address set forth in Section 12 hereof.
               (s) Take or Pay Agreement. The Borrower shall, in connection with the delivery of the engineering reports required by Sections 4 and 8 hereof, deliver to Bank copies of contracts or other agreements concerning “take or pay” and “prepayment”, and provide notice of all material gas balance liabilities of the Borrower.
               (t) Entity Existence. With the exception of those actions permitted by Section 9(d) below, Borrower shall preserve and maintain its existence as a corporation and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly and efficient manner consistent with good practices and in accordance with all valid regulations and orders of any governmental authority.
               (u) Payment of Debt. Borrower shall pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, before delinquent, (ii) all lawful claims (including claims for labor, materials and supplies), which, if unpaid, might give rise to a Lien upon any of its property, and (iii) all of its other indebtedness, except as prohibited hereunder; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge or levy if and so long as the amount, applicability or validity thereof shall concurrently be Contested in Good Faith by appropriate proceedings and appropriate accruals and cash reserves therefor have been established in accordance with generally accepted accounting principles.
               (v) Use of Proceeds. Borrower shall only use the proceeds to pay down up to $5,000,000 in outstanding loan balances plus accrued but unpaid interest, fees expenses at another financial institution, for the acquisition, development, drilling for, enhancement, and exploration of oil and gas reserves and for the investment in certain oil and gas operating entities and finally to issue letters of credit pursuant to the terms hereof.
     9. Negative Covenants. A deviation from the provisions of this Section 9 shall not constitute a Default or an Event of Default under this Agreement if such deviation is consented to in writing by the Bank prior to or after the date of deviation. The Borrower will at all times comply with the covenants contained in this Section 9 from the date hereof and for so long as the Revolving Commitment is in existence or any amount is owed to the Bank or the Bank under this Agreement or the other Loan Documents.
               (a) Negative Pledge. Neither Borrower nor any of its subsidiaries shall, without the prior written consent of the Bank:
                    (i) create, incur, assume or permit to exist any Lien, security interest or other encumbrance on any of its assets or properties except Permitted Liens; or
                    (ii) sell, lease, transfer or otherwise dispose of, in any fiscal year, any of its oil and gas assets except for (A) sales of production from Borrower’s Oil and Gas Properties made in the ordinary course of Borrower’s oil and gas businesses, (B) sales made with the consent of Bank hereof; and (C) sales, leases or transfers or other dispositions of Oil and Gas

Properties made by Borrower during any fiscal year, in one or any series of transactions, the aggregate value of which does not exceed $5,000,000.00 between consecutive Determination Dates if, and only if, such sale, lease, transfer or other disposition does not result in the occurrence of a Default or Event of Default.
               (b) Current Ratio. Borrower shall not allow the ratio of its Current Assets to its Current Liabilities to be less than 1.0 to 1.0 as of the end of any fiscal quarter.
               (c) Debt to EBITDA Ratio. The ratio of Borrower’s Debt to its EBITDA will not exceed 3.5 to 1.0 for any quarterly fiscal period, on a rolling four quarter basis.
               (d) Consolidations and Mergers. Borrower will not consolidate or merge with or into any other Person, except that Borrower may merge with another Person if Borrower is the surviving entity in such merger and if, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.
               (e) Debts, Guaranties and Other Obligations. Without the consent of Bank, Borrower will not incur, create, assume or in any manner become or be liable in respect of any Debt in excess of $500,000.00 in the aggregate, nor will Borrower guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other person or entity, whether by agreement to purchase the indebtedness of any other person or entity or agreement for the furnishing of funds to any other person or entity through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other person or entity, or otherwise, except that the foregoing restrictions shall not apply to:
                    (i) the Notes and any renewal or increase thereof, or other indebtedness of the Borrower heretofore disclosed to Bank in the Borrower’s Financial Statements or on Schedule “3” hereto; or
                    (ii) taxes, assessments or other government charges which are not yet due or are being Contested in Good Faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and levy and execution thereon have been stayed and continue to be stayed; or
                    (iii) indebtedness or obligations (other than in connection with a loan or lending transaction) incurred in the ordinary course of business, including, but not limited to indebtedness or obligations for drilling, completing, leasing and reworking oil and gas wells or the treatment, distribution, transportation of sale of production therefrom.
               (f) Dividends or Distributions. Borrower will not declare, pay or make, whether in cash or property, or set aside or apply any money or assets to pay or make any dividend or distribution in excess of twenty percent (20%) of Borrower’s Operating Cash Flow during any fiscal year.
               (g) Loans and Advances. Borrower shall not make or permit to remain outstanding any loans or advances made by Borrower to or in any Person or entity, except that the foregoing restriction shall not apply to:

                    (i) loans or advances to any Person, the material details of which have been set forth in the Financial Statements of the Borrower heretofore furnished to Bank; or
                    (ii) advances made in the ordinary course of Borrower’s oil and gas business;
               (h) Sale or Discount of Receivables. Borrower will not discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.
               (i) Nature of Business. Borrower will not permit any material change to be made in the character of its business as carried on at the date hereof.
               (j) Transactions with Affiliates. Borrower will not enter into any transaction with any Affiliate, except transactions upon terms that are no less favorable to it than would be obtained in a transaction negotiated at arm’s length with an unrelated third party.
               (k) Hedging Transactions. Borrower will not enter into any transaction providing (i) for the hedging, forward sale, swap or any derivative thereof of crude oil or natural gas or other commodities, or (ii) for a swap, collar, floor, cap, option, corridor, or other contract which is intended to reduce or eliminate the risk of fluctuation in interest rates, as such terms are referred to in the capital markets, except the foregoing prohibitions shall not apply to (x) transactions consented to in writing by the Bank which are on terms acceptable to the Bank, or (y) Pre-Approved Contracts. The term “Pre-Approved Contracts” as used herein shall mean any contract or agreement (i) to hedge, forward sell or swap crude oil or natural gas or otherwise sell up to (A) 100% of the Borrower’s monthly production forecast for Borrower’s proved, developed and producing oil properties for the period covered by the proposed hedging transaction, and (B) up to 50% of the Borrower’s monthly production forecast for Borrower’s proved, developed and producing gas properties for the period covered by the proposed hedging transaction, (ii) with a term of thirty six (36) months or less, (iii) with “strike prices” per barrel or MCF as applicable greater than the Bank’s forecasted price in the most recent engineering evaluation, and (iv) with counter-parties approved by Bank.
               (l) Investments. Except for the investments in partnerships currently reflected on Borrower’s financial statement, Borrower shall not make any investments in any Person or entity, except such restriction shall not apply to:
                    (i) investments and direct obligations of the United States of America or any agency thereof;
                    (ii) investments in certificates of deposit issued by the Bank or certificates of deposit with maturities of less than one year, issued by other commercial Bank in the United States having capital and surplus in excess of $500,000,000 and which have a senior unsecured debt rating of A+ by Standard & Poor’s Ratings Group or A1 by Moody’s Investors Service, Inc.; or

                    (iii) investments in insured money market funds or such investment with maturities of less than ninety (90) days at other commercial Bank having capital and surplus in excess of $500,000,000 and which have a senior unsecured debt rating of A+ by Standard & Poor’s Ratings Group or A1 by Moody’s Investors Service, Inc.; or
                    (iv) investments in oil and gas entities, properties, assets, and seismic and other geological data related thereto.
               (m) Amendment to Articles of Incorporation or Bylaws. Borrower will not permit any amendment to, or any alteration of, its Articles of Incorporation or Bylaws, which amendment or alteration could reasonably be expected to have a Material Adverse Effect.
               (n) Leases. Borrower will not enter into or agree to enter into, any rental or lease agreement resulting or which would result in aggregate rental or lease payments of the Borrower exceeding $500,000.00 in the aggregate in any fiscal year of the Borrower under all rental or lease agreements under which any Borrower is a lessee of the property or assets covered thereby; provided, however, that the foregoing restriction shall not apply to oil, gas and mineral leases or permits or similar agreements entered into in the ordinary course of business or orders of any governmental authority adjudicating the rights or pooling the interests of the owners of oil and gas properties or lease agreements in effect as of the date hereof.
               (o) Accounts Payable. Borrower shall not allow accounts payable to become in excess of 120 days past due, from the date of invoice, except such accounts payable as are being Contested in Good Faith.
               (p) Issuance of Preferred Stock. Borrower shall not issue any preferred stock after the date hereof without the consent of the Bank. As of the date hereof, Borrower represents and warrants that it does not have any preferred stock issued and outstanding.
               (q) Change in Ownership or Structure. Borrower shall not permit or suffer to exist any change in a majority of its current board of director membership or a change or amendment to its current corporate structure except as set forth in Section 9(d).
               (r) Prepayments. Except as may be otherwise permitted herein, Borrower shall not directly or indirectly make any payments upon any Debt other than regularly scheduled installments of principal and interest.
               (s) Stock or Interest Repurchase. Except for stock repurchases up to $5,000,000 during any one fiscal year in the aggregate, Borrower shall not repurchase nor set aside any funds to repurchase any stock.
               (t) Change in Management. Borrower shall not make, permit or suffer to exist a Change in Management.
     10. Events of Default. Any one or more of the following events shall be considered an “Event of Default” as that term is used herein:

               (a) The Borrower shall fail to pay when due or declared due the principal of, and/or the interest on, the Note, or any fee or any other indebtedness of the Borrower incurred pursuant to this Agreement or any other Loan Document and such failure to pay is not cured within three (3) Business Days after written notice of such failure is sent by Bank to Borrower; or
               (b) Any representation or warranty made by Borrower under this Agreement, or in any certificate or statement furnished or made to the Bank pursuant hereto, or in connection herewith, or in connection with any document furnished hereunder, shall prove to be untrue in any material respect as of the date on which such representation or warranty is made (or deemed made), or any representation, statement (including financial statements), certificate, report or other data furnished or to be furnished or made by Borrower under any Loan Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or
               (c) Default shall be made in the due observance or performance of any of the covenants or agreements of the Borrower contained in the Loan Documents (any such default under a Security Instrument other than failure to pay must be such as would have a Material Adverse Effect), including this Agreement, and such default shall continue for more than thirty (30) days after notice thereof from Bank to Borrower; or
               (d) Default shall be made in respect of any obligation for borrowed money in excess of $500,000.00, other than the Notes, for which Borrower is liable (directly, by assumption, as guarantor or otherwise), or any obligations secured by any mortgage, pledge or other security interest, lien, charge or encumbrance with respect thereto, on any asset or property of Borrower in respect of any agreement relating to any such obligations unless Borrower is not liable for same (i.e., unless remedies or recourse for failure to pay such obligations is limited to foreclosure of the collateral security therefor), and if such default shall continue for more than thirty (30) days after notice thereof from Bank to Borrower; or
               (e) A breach by the Borrower of any terms of any ISDA Agreement or any schedules or annexes thereto shall constitute a breach of the terms of the Credit Documents (as defined in the ISDA Agreement) including, but not limited to, a breach of the terms hereof; or
               (f) Borrower shall commence a voluntary case or other proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking an appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action authorizing the foregoing; or
               (g) An involuntary case or other proceeding, shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower under the federal bankruptcy laws as now or hereinafter in effect; or
               (h) A final judgment or judgments or order for the payment of money in excess of $500,000 during any one (1) fiscal year in the aggregate shall be rendered against Borrower and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) days; or
               (i) In the event the Total Outstandings shall at any time exceed the Borrowing Base established for the Note, and the Borrower shall fail to comply with the provisions of Section 5(b) hereof; or
               (j) A Change of Management shall occur and Borrower shall not have satisfied Bank, to its absolute discretion, within sixty (60) days of such Change of Management with its plan of succession; or
               (k) The dissolution or loss of legal existence of Borrower or Guarantor.
               (l) A breach by the Borrower of any terms of any ISDA Agreement shall constitute a breach of the terms the Credit Documents (as defined in the ISDA Agreement).
               Upon occurrence of any Event of Default specified above and after the expiration of any cure period provided in Section 10(a) — (k) above, the entire principal amount due under the Note and all interest then accrued thereon, and any other liabilities of the Borrower hereunder, shall become immediately due and payable all without notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by the Borrower. In any other Event of Default, the Bank shall by notice to the Borrower declare the principal of, and all interest then accrued on, the Note and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which the Borrower hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding. Nothing contained in this Section 10 shall be construed to limit or amend in any way the Events of Default enumerated in the Note, or any other document executed in connection with the transaction contemplated herein.
               Upon the occurrence and during the continuance of any Event of Default beyond any cure period provided above, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the indebtedness of the Borrower under the Note and the Loan Documents, including this Agreement, irrespective of whether or not the Bank shall have made any demand under the Loan Documents, including this

Agreement or the Note and although such indebtedness may be unmatured. Any amount set-off by the Bank shall be applied against the indebtedness owed the Bank by the Borrower pursuant to this Agreement and the Notes. The Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.
               The setoff rights discussed above apply only to (i) Borrower’s separate depository operating accounts (excluding any accounts for Borrower’s payroll) and (ii) Borrower’s separate funds in any combined revenue distribution accounts.
               For avoidance of doubt and notwithstanding any other provisions contained herein or contained in the ISDA Agreement, in addition to any other remedies to which the Bank may be entitled, upon Termination (as defined in the ISDA Agreement) of the ISDA Agreement, the Bank shall have the right to (i) immediately liquidate all Specified Transactions (as defined in the ISDA Agreement) between the Borrower and the Bank and (ii) setoff against obligations owed by the Borrower to the Bank any amounts owed the Borrower by the Bank.
     11. Exercise of Rights. No failure to exercise, and no delay in exercising, on the part of the Bank, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Bank hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of the Loan Documents, including this Agreement, or the Note nor consent to departure therefrom, shall be effective unless in writing, and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other circumstances without such notice or demand.
     12. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or electronic mail address specified below; or to such other address as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified below, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

Borrower:	Panhandle Royalty Company.
5400 North Grand Blvd., Suite 305
Oklahoma City, OK 73112
Attn: Michael C. Coffman
Title: Co-President
Telephone: 405-948-1560
Facsimile: 405-948-2038
Electronic Mail: mcoffman@panra.com

Bank:	Bank of Oklahoma, N.A.
9520 N. May Ave.
Oklahoma City, OK 73120
Attn: Mark Morris
Title: Vice President
Telephone: 405-936-3734
Facsimile: 405-936-3715
Electronic Mail: m.morris@bokf.com
     Notwithstanding the above, electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, reports and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose. The Bank shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Bank from all losses, costs, expenses and liabilities resulting from the reliance by Bank on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Bank may be recorded by the Bank, and each of the parties hereto hereby consents to such recording.
     13. Expenses. The Borrower shall pay (i) all reasonable and necessary out-of-pocket expenses of the Bank, including reasonable fees and disbursements of special counsel for the Bank, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any default or Event of Default or alleged default or Event of Default hereunder, (ii) all reasonable and necessary out-of-pocket expenses of the Bank, including reasonable fees and disbursements of special counsel for the Bank in connection with the preparation of any participation agreement for a participant or participants requested by the Borrower or any amendment thereof and (iii) if a Default or an Event of Default occurs, all reasonable and necessary out-of-pocket expenses incurred by the Bank, including reasonable fees and disbursements of counsel, in connection with such Default and Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Bank against any transfer taxes, document taxes, assessments or charges made by any governmental authority by reason of the execution, delivery and filing of the Loan Documents. The obligations of this Section 13 shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of the Borrower to the Bank hereunder and under the Note.
     14. Indemnity. (a) Indemnification For Third Party Claims. The Borrower agrees to indemnify and hold harmless the Bank and its officers, employees, agents, attorneys and representatives (singularly, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any loss, cost, liability, damage or expense (“Damages”) involving a claim by a person who or which is not a party to this Agreement or an affiliate of a party to this Agreement (“Third Party Claim”) (including the reasonable fees and out-of-pocket expenses of counsel to the Bank, including all local counsel hired by such counsel in the event Borrower does not provide such representation as set forth below) in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrower or its agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party’s ordinary negligence. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to the Bank hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loans and the payment of all indebtedness of the Borrower to the Bank hereunder and under the Notes, provided that the Borrower shall have no obligation under this Section 14 to the Bank with respect to any of the foregoing arising out of the bad faith, gross negligence or willful misconduct of the Bank or any other Indemnified Party.
               (b) Procedure for Indemnification.
                    (i) If any party notifies any Indemnified Party with respect to a Third Party Claim that may give rise to a claim for indemnification against the Borrower under this Section 14, then the Indemnified Party shall promptly notify the Borrower thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Borrower shall relieve the Indemnifying Party from any obligation hereunder unless the Borrower is thereby prejudiced.
                    (ii) Borrower will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice to Borrower of the Third Party Claim; provided that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.
                    (iii) So long as the Borrower has assumed and is conducting the defense of the Third Party Claim, the Borrower will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Borrower and does not impose an injunction or equitable relief upon the Indemnified Party.
                    (iv) In the event Borrower does not assume and conduct the defense of the Third Party Claim (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third Party Claim in any manner he, she or it may reasonably deem appropriate (and the Indemnified Party need not consult with or obtain any consent from Borrower in connection therewith) and (B) Borrower will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim.
                    (v) It is not the intent of the Parties hereto that this Section 14 may be used to excuse any breach of any of the Loan Documents by the Bank.
     15. Governing Law. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN OKLAHOMA CITY, OKLAHOMA COUNTY, OKLAHOMA, AND THE SUBSTANTIVE LAWS OF THE STATE OF OKLAHOMA SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ALL OTHER DOCUMENTS AND INSTRUMENTS REFERRED TO HEREIN, UNLESS OTHERWISE SPECIFIED THEREIN.
     16. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
     17. Maximum Interest Rate. It is the intention of the parties hereto to comply strictly with any applicable usury laws as in effect from time to time and, in this regard, there shall never be taken, received, contracted for, collected, charged or received on any sums advanced hereunder interest in excess of that which would accrue at the Maximum Rate.
     If, under any circumstances, the aggregate amounts paid on the Notes or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Maximum Rate were in effect, the Borrower stipulate that such payment and collection will have been and will be deemed to have been, to the fullest extent permitted by applicable laws of the State of Oklahoma or the United States of America, the result of mathematical error on the part of the Borrower and the Bank; and the Bank shall promptly credit the amount of such excess to the principal amount due on the Notes, or if the principal amount due on the Note shall have been paid in full, refund the amount of such excess to the Borrower (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Maximum Rate) upon discovery of such error by the Bank or notice thereof from the Borrower.

     If the maturity of the Note is accelerated by reason of an election of the Bank resulting from any Event of Default or otherwise in accordance with this Agreement, or in the event any prepayment, then such consideration that constitutes interest under applicable laws may never include amounts which are more than the Maximum Rate, and the amount of such excess, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Bank as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Bank on the principal amount due on the Notes, or if the principal amount due on the Notes shall have been paid in full, refunded by the Bank to the Borrower.
     All sums paid, or agreed to be paid, to the Bank for the use, forbearance and detention of the proceeds of any Advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Maximum Rate throughout the full term hereof.
     18. Amendments. This Agreement may be amended only by an instrument in writing executed by an authorized officer of the party against whom such amendment is sought to be enforced.
     19. Multiple Counterparts. This Agreement may be executed in a number of identical separate counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all parties hereto.
     20. Conflict. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the Loan Documents, the terms or provisions contained in this Agreement shall be controlling.
     21. Survival. All covenants, agreements, undertakings, representations and warranties made in the Loan Documents, including this Agreement, the Note or other documents and instruments referred to herein shall survive all closings hereunder and shall not be affected by any investigation made by any Party.
     22. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns, heirs, legal representatives and estates, provided, however, that the Borrower may not, without the prior written consent of all of the Bank, assign any rights, powers, duties or obligations hereunder.
     23. Assignments and Participations. Bank shall have the right to sell, assign or transfer all or any part of its Note, the Commitment and its rights and obligations hereunder to one or more Affiliates, financial institutions, pension plans, insurance companies, investment funds, or similar Persons or to a Federal Reserve Bank; provided, that in connection with each sale, assignment or transfer (other than to an Affiliate or a Federal Reserve Bank), the Bank will consider the opinion and recommendation of Borrower, which opinion and recommendation shall in no way be binding upon Bank.
     24. Choice of Forum: Consent to Service of Process and Jurisdiction. THE OBLIGATIONS OF BORROWER AND THE BANK UNDER THE LOAN DOCUMENTS

ARE PERFORMABLE IN OKLAHOMA COUNTY, OKLAHOMA. ANY SUIT, ACTION OR PROCEEDING AGAINST THE BORROWER OR THE BANK WITH RESPECT TO THE LOAN DOCUMENTS OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT IN THE COURTS OF THE STATE OF OKLAHOMA, COUNTY OF OKLAHOMA, OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF OKLAHOMA AND THE BORROWER AND BANK HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE BORROWER AND BANK HEREBY IRREVOCABLY CONSENT TO SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SAID COURT BY THE MAILING THEREOF BY BANK OR BORROWER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER, AS APPLICABLE, AT THE ADDRESS FOR NOTICES AS PROVIDED IN SECTION 12. THE BORROWER AND BANK HEREBY IRREVOCABLY WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT BROUGHT IN THE COURTS LOCATED IN THE STATE OF OKLAHOMA, COUNTY OF OKLAHOMA, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     25. Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE BORROWER AND THE BANK, ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT, THE NOTES, ANY OTHER RELATED DOCUMENT, OR ANY RELATIONSHIP BETWEEN THE BANK, THE BANK AND THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.
     26. Other Agreements. THIS WRITTEN CREDIT AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     27. Financial Terms. All accounting terms used in this Agreement which are not specifically defined herein shall be defined in accordance with GAAP.
     28. Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on Borrower and the Bank. The Bank may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

     29. Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements or reports and other information as provided herein, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
The remainder of this page has been intentionally left blank.

BORROWER:

PANHANDLE ROYALTY CO., an Oklahoma corporation

/s/ Michael C. Coffman

By:	Michael C. Coffman
Title:	Co-President

BANK:

BANK OF OKLAHOMA, N.A., a national banking association

/s/ Mark Morris

By:	Mark Morris
Title:	Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated effective as of January 22, 2008 by and among PANHANDLE OIL AND GAS INC., formerly named Panhandle Royalty Company, an Oklahoma corporation (referred to herein as the “Borrower”) and BANK OF OKLAHOMA, N.A., a national banking association (“Bank”).
W I T N E S S E T H:
     WHEREAS, Borrower and Bank are parties to that certain Credit Agreement dated effective October 31, 2006 (referred to herein as the “Agreement”) whereby Borrower has executed, among other things, that certain revolving promissory note in the amount of, not in excess of, $50,000,000.00 (the “Revolving Note”) evidencing Borrower’s revolving line of credit;
     WHEREAS, all capitalized terms not otherwise defined herein shall have those meanings assigned to such terms in the Agreement;
     WHEREAS, Borrower and Bank desire to amend the Agreement for the first time in order to, among other things not specifically set forth in this recital, extend the maturity date of the Revolving Note; and
     NOW, THEREFORE, in consideration of the foregoing and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     A. CHANGES TO THE LOAN AGREEMENT
     Borrower and Bank have agreed to modify, supplement and amend certain portions and/or terms of the Agreement. The Agreement is hereby amended as follows:
     1. The definition for the term “Revolving Maturity Date” set forth in Section 1.1 of the Agreement, Definitions, is hereby amended and restated as follows:
     “Revolving Maturity Date” shall mean October 31, 2010 or as such date may be extended from time to time with the consent of Bank.
     2. To evidence a continuing obligation to repay the Revolving Note, the Borrower shall execute and deliver to the Bank a Restated Revolving Note dated as of the date hereof, in the form of Annex 1 hereto attached (the “Restated Note”).
     B. REPRESENTATIONS AND WARRANTIES
     Borrower hereby represents and warrants to Bank that:
     1. This Amendment, when duly executed and delivered, will constitute the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms.

     2. All balance sheets, income statements and other financial data which have been or are hereafter furnished to Bank by the Borrower to induce Bank to make or extend the loans hereunder due, and as to subsequent financial statements will, fairly represent Borrower’s financial condition as of the dates for which the same are furnished. All such financial statements, reports, papers and other data furnished to Bank are and will be, when furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give Bank a true and accurate knowledge of the subject matter and, since the date of such financial statements, no material adverse change has occurred in the operations or condition, financial or otherwise, of Borrower.
     3. None of the Oil and Gas Properties are subject to any mortgage, deed of trust, pledge, title retention lien or any other lien, encumbrance, grant or security interest except as may have been previously disclosed in writing to Bank and approved by Bank.
     4. All of the Borrower’s other representations and warranties set forth in Section 8 of the Agreement, Representations and Warranties, are true and correct on and as of the date hereof with the same effect as though made and repeated by Borrower as of the date hereof.
     C. CONDITIONS
     Bank’s obligations pursuant to this Amendment are subject to the following conditions:
     1. The Bank and Borrower shall have executed and delivered this Amendment.
     2. The Borrower shall have executed and delivered the Replacement Note.
     3. Guarantor shall have executed the “Joinder” attached hereto.
     4. Borrower shall have executed and delivered to Bank any amendments to the other Loan Documents (other than the Agreement) requested by Bank.
     5. The Borrower’s representations and warranties set forth in Section B hereof shall be true and correct on and as of the date hereof.
     6. Borrower shall have satisfied all conditions set forth in the Agreement.
     7. As of the date hereof, no Event of Default nor any event which, with the giving of notice or lapse of time, would constitute an Event of Default shall have occurred and be continuing.
     D. OTHER COVENANTS AND MISCELLANEOUS TERMS
     1. Except as expressly amended and supplemented hereby, the Agreement shall remain unchanged and in full force and effect, and the same is hereby ratified and extended.
     2. The Borrower hereby agrees to pay all reasonable attorney fees and legal expenses incurred by Bank in preparation, execution and implementation of this Amendment and other Loan Documents executed in connection therewith.

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     3. This Amendment shall be construed in accordance with and governed by the laws of the State of Oklahoma, and shall be binding on and inure to the benefit of the Borrower and Bank, and their respective successors and assigns. All obligations of the Borrower under the Agreement and all rights of Bank and any other holder of the Notes, whether expressed herein or in any Note, shall be in addition to and not in limitation of those provided by applicable law. Borrower irrevocably agrees that, subject to Bank’s sole election, all suits or proceedings arising from or related to the Agreement, as amended, or the Note may be litigated in courts (whether State or Federal) sitting in Oklahoma City, Oklahoma, and the Borrower hereby irrevocably waives any objection to such jurisdiction and venue.
     4. This Amendment may be executed in as many counterparts as are deemed necessary or convenient, and it shall not be necessary for the signature of more than any one party to appear on any single counterpart. Each counterpart shall be deemed an original, but all shall be construed together as one and the same instrument. The failure of any party to sign shall not affect or limit the liability of any party executing any such counterpart.
     Executed effective the ___ day of January, 2008.

BORROWER:

BORROWER:

PANHANDLE OIL AND GAS INC., formerly named Panhandle Royalty Company, an Oklahoma corporation

/s/ Michael C. Coffman
By:	Michael C. Coffman
Title:	President, CEO

BANK:

BANK OF OKLAHOMA, N.A.,
a national banking association

/s/ Lindsay Sherrer
By:	Lindsay Sherrer
Title:	Vice President

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JOINDER OF GUARANTOR
     WOOD OIL COMPANY, an Oklahoma corporation, guarantor of the obligations of PANHANDLE OIL AND GAS INC., formerly named Panhandle Royalty Company, an Oklahoma corporation (“Borrower”), under that certain Credit Agreement dated October 31, 2006, as amended from time to time and most recently by that certain First Amendment to Credit Agreement of even date herewith (the “Credit Agreement”), between Borrower and Bank of Oklahoma, N.A. (the “Bank”), hereby consents and agrees to the First Amendment to Credit Agreement made and delivered on or about this date between Borrower and Bank which includes an extension of the maturity date of the Revolving Note described therein. Guarantor further certifies and agrees that the Guaranty Agreement executed in conjunction with the Credit Agreement continues in full force and effect.
     Executed effective as of the 22 day of January, 2008.

WOOD OIL COMPANY,
an Oklahoma corporation

/s/ Michael C. Coffman
By:	Michael C. Coffman
Title:	President, CEO

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SECOND AMENDMENT TO CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated effective as of February 3, 2009 by and among PANHANDLE OIL AND GAS INC., formerly named Panhandle Royalty Company, an Oklahoma corporation (referred to herein as the “Borrower”) and BANK OF OKLAHOMA, N.A., a national banking association (“Bank”).
WITNESSETH:
     WHEREAS, Borrower and Bank are parties to that certain Credit Agreement dated effective October 31, 2006 as amended by that certain First Amendment to Credit Agreement dated as of January 22, 2008 (referred to herein as the “Agreement”) whereby Borrower has executed, among other things, that certain restated revolving promissory note dated as of January 22, 2008 in the amount of, not in excess of, $50,000,000.00 (the “Revolving Note”) evidencing Borrower’s revolving line of credit;
     WHEREAS, all capitalized terms not otherwise defined herein shall have those meanings assigned to such terms in the Agreement;
     WHEREAS, Borrower and Bank desire to amend the Agreement for the second time in order to, among other things not specifically set forth in this recital, extend the maturity date of the Revolving Note; and
     NOW, THEREFORE, in consideration of the foregoing and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     A. CHANGES TO THE LOAN AGREEMENT
     Borrower and Bank have agreed to modify, supplement and amend certain portions and/or terms of the Agreement. The Agreement is hereby amended as follows:
     1. The definitions for the terms “Applicable Rate”, “Change of Management”, “Commitment Fee”, “Revolving Maturity Date”, and “Responsible Officer” set forth in Section 1.1 of the Agreement, Definitions, are hereby amended and restated as follows:
     “Applicable Rate” means, for any day, with respect to the Prime Rate Portion of any Loan or the LIBOR Portion of any Loan, as the case may be, the applicable rate per annum set forth at the appropriate intersection in the table below, based on the Borrowing Base Utilization:

Applicable Rate

			Applicable	Unused
Pricing		Applicable Rate for	Rate for	Commitment
Level	Borrowing Base Utilization Rate	LIBOR Rate Loans	ABR Loans	Fee
I	Greater than 85%	2.75%	1.25%	0.25%
II	Greater than 65% but less than or equal to 85%	2.50%	1.00%	0.25%
III	Greater than 45% but less than or equal to 65%	2.25%	0.75%	0.25%
IV	Less than or equal to 45%	2.00%	0.50%	0.25%
     Each change in the Applicable Rate based on a change in the Borrowing Base Utilization shall become effective as of the date of any change in the Borrowing Base Utilization and shall remain in effect until the next change to be effected pursuant to this paragraph.
     “Change of Management” shall occur if there is any material change in the management personnel of Borrower. A material change shall be deemed to have occurred if Michael Coffman ever ceases to hold a key, as determined by Bank, management position with the Borrower.
     “Commitment Fee” shall mean a fee of twenty five basis points (0.25%) of any increase to the Revolving Commitment or Borrowing Base upon the effective date of such an increase.
     “Responsible Officer” shall mean either Michael Coffman, President and Chief Executive Officer, or Lonnie Lowry, Vice President and Chief Financial Officer of the Company.
     “Revolving Maturity Date” shall mean October 31, 2011 or as such date may be extended from time to time with the consent of Bank.
     2. New definitions for the terms “ABR”, “ABR Portion”, “Alternate Base Rate”, “Borrowing Base Utilization”, “Floor Rate”, “Security Instruments”, and “Tangible Net Worth” shall be added to Section 1.1 of the Agreement, Definitions, and inserted in their proper alphabetical location and state as follows:
     “ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “ABR Portion” means that portion of the unpaid principal balance of any Revolving Loan which is not made up of the LIBOR Portion.

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     “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the “National Prime Rate then in effect on such day as published in The Wall Street Journal, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the LIBOR Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate.
     “Borrowing Base Utilization” means, as of any date, the percent of the Borrowing Base then in effect represented by (A) the sum of (i) the aggregate principal amount of all Loans then outstanding under the Revolving Commitment, plus (ii) the aggregate face amount of all Letters of Credit then outstanding issued pursuant to the terms hereof divided by (B) the Borrowing Base as of such date.
     “Floor Rate” means the minimum rate of interest applicable to the Revolving Note which such rate shall equal four and one half of one percent (4.5%) per annum.
     “Security Instruments” shall mean collectively this Agreement, all deeds of trust, mortgages, security agreements, assignments of production and financing statements, and other collateral documents covering the Oil and Gas Properties and related personal property, equipment, oil and gas inventory and proceeds of the foregoing, all such documents to be in form and substance satisfactory to Bank.
     “Tangible Net Worth” shall mean the excess of total assets over total liabilities for the Borrower, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets (a) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, including the value of contracts for the marketing of natural gas, (b) all unamortized debt discount and expense, (c) all reserves carried and not deducted from assets, (d) treasury stock and capital stock, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary, (e) securities that are not readily marketable, (f) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Indebtedness, (g) any write-up in the book value of any asset resulting from a revaluation thereof, (h) notes receivable from current or former officers, employees or equity-holders of the Parent, the Borrower or any Subsidiary, and (i) any items not included in clauses (a) through (h) above that are treated as intangibles in conformity with GAAP.

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     3. It is the express intent hereof that all Revolving Loans which are not a LIBOR Portion shall hereinafter be the ABR Portion. In this regard, all references in the Agreement to the term “Prime Rate Portion” shall hereafter be deemed to refer to “ABR Portion”.
     4. Paragraph “(d)”, Revolving Note Interest Rate, of Section 2.1 of the Agreement, Revolving Line of Credit, is hereby amended and restated in its entirety as follows:
     (d) Revolving Note Interest Rate. The Borrower agrees to pay interest on the Revolving Note calculated on the basis of the actual days elapsed in a year consisting of 360 days with respect to the unpaid principal amount of the Revolving Note from the date the proceeds thereof are advanced to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate (defined herein), or (ii) the Applicable Rate. Past due principal and, to the extent permitted by law, past due interest, shall bear interest, payable on demand, at a rate per annum equal to the Default Rate. The aforementioned notwithstanding, at no time shall the Applicable Rate be less than the Floor Rate.
     5. Section 3 of the Agreement, Collateral Security, is hereby amended and restated in order to memorialize in the Agreement the fact that the loan is now secured as follows:
     3. Collateral Security.
          (a) Pledge of Collateral. Contemporaneously with the execution of this Agreement and the Note, the Borrower shall grant and assign to Bank a first and prior Lien on certain of its Oil and Gas Properties, certain related equipment, oil and gas inventory, certain bank accounts and proceeds of the foregoing. The Oil and Gas Properties mortgaged to the Bank shall initially represent a PV/9 value of not less than 1.3X the Borrowing Base. This value shall increase to 1.5X by December 31, 2009. Hedge Debt shall also be secured by the Collateral described herein. The Hedge Debt shall be secured and repaid on a pari passu basis with the indebtedness and obligations of the Borrower under the Loan Documents. Borrower shall also grant Bank a security interest in agreements evidencing suchHedge Debt. All Oil and Gas Properties and other collateral in which Borrower hereafter grants to Bank a first and prior Lien (to the satisfaction of the Bank) in accordance with this Section 3, as such properties and interests are from time to time constituted, are hereinafter collectively called the “Collateral”.
          (b) Documentation and Title Review. The granting and assigning of such security interests and Liens by Borrower shall be pursuant to Security Instruments in form and substance reasonably satisfactory to the Bank. Concurrently with the delivery of each of the Security Instruments or within a reasonable time thereafter, Borrower shall furnish to the Bank title information satisfactory to Bank with respect to the title and Lien status of Borrower’s interests in not less than 75% of the value described in “(a)” above covered by the Security Instruments as Bank shall have designated. Borrower will cause to be executed and delivered to the Bank, in the future, additional Security Instruments

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if the Bank reasonably deems such are necessary to insure perfection or maintenance of Bank’s security interests and Liens in the Collateral or any part thereof.
          (c) Letters in Lieu of Transfer Orders. The Borrower shall provide the Bank, undated letters in lieu of transfer orders, in form and substance as attached hereto as Annex 3 satisfactory to Bank, from the Borrower to each purchaser of hydrocarbons and disburser proceeds of hydrocarbons from and attributable to the Oil and Gas Properties, together with additional letters with addresses left blank authorizing and directing the addressees to make future payments attributable to hydrocarbons from the Oil and Gas Properties directly to the Bank. The Bank agrees that none of the letters in lieu of transfer orders provided by the Borrower pursuant to this Section 3(c) will be sent to the addressee prior to the occurrence of an Event of Default, at which time the Bank may, at its option and in addition to the exercise of any of its other rights and remedies, send any and all of such letters to such addressees; provided, however, that upon the occurrence of an Event of Default other than those specified in Sections 10(f) and (g), the Bank shall not send any or all of such letters until the applicable period to cure, if any, such Default has lapsed without such Default being cured. Borrower hereby designates the Bank as its agent and attorney-in-fact, to act in its name, place and stead for the purpose of completing and delivering any and all letters in lieu of transfer orders delivered by the Borrower to the Bank pursuant to Section 8(x) hereof, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. Borrower hereby ratifies and confirms all that the Bank shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interest of the Bank in the Collateral, shall commence and be in full force and effect as of the Effective Date and shall remain in full force and effect and shall be irrevocable until the Obligations, if any, of the Borrower hereunder have terminated and the full satisfaction of all Obligations due hereunder or under the Note. The powers conferred on Bank by this appointment may only be exercised by the Bank by execution by any Person who, at the time of exercise, is an officer of the Bank, and are solely to protect the interests of the Bank under the Loan Documents and shall not impose any duty upon the Bank to exercise any such powers. The Bank shall be accountable only for amounts that it actually receives or has expressly directed that others receive as a result of the exercise of such powers and shall not be responsible to the Borrower, or any other Person for any act or failure to act with respect to such powers, except for bad faith, gross negligence or willful misconduct.
     6. Two additional affirmative covenants shall be added to Section 8 of the Agreement, Affirmative Covenants, as paragraphs “(w)”, Additional Property”, and “(x)”, Letters in Lieu of Transfer Orders, which shall state in their entirety as follows:
     (w) Additional Property. Borrower shall, within five (5) Business Days after receiving a written request thereof from Bank, execute and deliver, or

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cause to be executed and delivered, such mortgages, deeds of trust, instruments, security agreements, assignments, financing statements, and other documents, as may be reasonably necessary in the opinion of Bank, to grant Bank valid first mortgage liens and first, prior and perfected security interests in and to additional Oil and Gas Properties of such value as Bank shall deem necessary to provide additional security for full and prompt payment of all amounts owed hereunder and under the Note. At Bank’s option and on written request therefor, Borrower will furnish Bank title information consistent with Section 3 above covering such additional Oil and Gas Properties (or other evidence to Borrower’ ownership thereof and their revenue interest therein or attributable thereto as Bank may reasonably require), in form and substance satisfactory to Bank, subject only to Permitted Liens and other defects approved by Bank, acting reasonably.
     (x) Letters In Lieu of Transfer Orders. The Borrower shall promptly upon the reasonable, written request of Bank, at any time and from time to time and without limitation on the rights of Bank in accordance with Section 3(c) hereof, execute such letters in lieu of transfer orders, in addition to the letters signed by the Borrower and delivered to the Bank in satisfaction of the conditions set forth in Section 3(c) hereof, as are necessary to transfer and deliver to the Bank proceeds from or attributable to any Oil and Gas Property or other Collateral; provided, however, that such letters shall only be delivered to the addressees thereof in accordance with the provision of Section 3(c) hereof.
     7. Paragraph “(c)”, Debt to EBITDA Ratio, of Section 9 of the Agreement, Negative Covenants, is hereby amended and restated in its entirety as follows:
     (c) Debt to EBITDA Ratio. The ratio of Borrower’s Debt to its EBITDA will not exceed 2.5 to 1.0 for any quarterly fiscal period, on a rolling four quarter basis.
     8. Paragraph “(f)”, Dividends or Distributions, of Section 9 of the Agreement, Negative Covenants, is hereby amended and restated in its entirety as follows:
     (f) Dividends or Distributions. Borrower will not declare, pay or make, whether in cash or property, or set aside or apply any money or assets to pay or make any dividend or distribution in excess of fifteen percent (15%) of Borrower’s Operating Cash Flow during any fiscal year.
     9. An additional negative covenant shall be added as paragraph “(u)” and captioned, Tangible Net Worth, to Section 9 of the Agreement, Negative Covenants, which shall state as follows:
     (u) Tangible Net Worth. Borrower shall not permit its Tangible Net Worth to be less than $50,000,000 at any time during the term hereof.
     10. An additional negative covenant shall be added as paragraph “(v)” and captioned, Liquidation of Hedges, to Section 9 of the Agreement, Negative Covenants, which shall state as follows:

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     (v) Liquidation of Hedges. To the extent Bank has given credit in the Borrowing Base to Hedge Obligations, Borrower shall not liquidate such hedges without Bank’s prior written consent. Further, any such liquidation shall, in addition to the consent requirement, result in a corresponding decrease to the Borrowing Base.
     11. To evidence a continuing obligation to repay the Revolving Note, the Borrower shall execute and deliver to the Bank a Restated Revolving Note dated as of the date hereof, in the form of Annex 1 hereto attached (the “Restated Note”).
     B. REPRESENTATIONS AND WARRANTIES
     Borrower hereby represents and warrants to Bank that:
     1. This Amendment does, and the Notes and other Loan Documents executed in connection herewith will, upon their creation, issuance, execution and delivery, constitute valid and binding obligations of Borrower, enforceable in accordance with their respective terms (except that enforcement may be subject to applicable principles of equity and the effect of any applicable bankruptcy, insolvency, or similar debtor relief laws now or hereafter in effect and relating to or affecting the enforcement of creditors’ rights generally).
     2. All balance sheets, income statements and other financial data which have been or are hereafter furnished to Bank by the Borrower to induce Bank to make or extend the loans hereunder due, and as to subsequent financial statements will, fairly represent Borrower’s financial condition as of the dates for which the same are furnished. All such financial statements, reports, papers and other data furnished to Bank are and will be, when furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give Bank a true and accurate knowledge of the subject matter and, since the date of such financial statements, no material adverse change has occurred in the operations or condition, financial or otherwise, of Borrower.
     3. None of the Oil and Gas Properties are subject to any mortgage, deed of trust, pledge, title retention lien or any other lien, encumbrance, grant or security interest except as may have been previously disclosed in writing to Bank and approved by Bank and except for Permitted Liens.
     4. All of the Borrower’s other representations and warranties set forth in Section 8 of the Agreement, Representations and Warranties, are true and correct on and as of the date hereof with the same effect as though made and repeated by Borrower as of the date hereof.
     C. CONDITIONS
     Bank’s obligations pursuant to this Amendment are subject to the following conditions:
     1. The Bank and Borrower shall have executed and delivered this Amendment.
     2. The Borrower shall have executed and delivered the Replacement Note.

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     3. Borrower shall have executed and delivered Security Instruments necessary to attach a Lien on those Oil and Gas Properties described on Annex 2 attached hereto.
     4. Guarantor shall have executed the “Joinder” attached hereto.
     5. Borrower shall have executed and delivered to Bank any amendments to the other Loan Documents (other than the Agreement) requested by Bank.
     6. Borrower shall have executed a new “ISDA” on mutually acceptable terms to Borrower and Bank.
     7. Borrower shall have paid Bank a Commitment Fee in the amount of $25,000.00 for the increase to the Borrowing Base.
     8. The Borrower’s representations and warranties set forth in Section B hereof shall be true and correct in all material respects on and as of the date hereof.
     9. Borrower shall have satisfied all conditions set forth in the Agreement.
     10. As of the date hereof, no Event of Default nor any event which, with the giving of notice or lapse of time, would constitute an Event of Default shall have occurred and be continuing.
     D. OTHER COVENANTS AND MISCELLANEOUS TERMS
     1. This provision shall serve as notice pursuant to Section 4(b) of the Agreement that from the date hereof through the next redetermination pursuant to said Section 4(b), the Borrowing Base shall be $25,000,000.00.
     2. Except as expressly amended and supplemented hereby, the Agreement shall remain unchanged and in full force and effect, and the same is hereby ratified and extended.
     3. The Borrower hereby agrees to pay all reasonable attorney fees and legal expenses incurred by Bank in preparation, execution and implementation of this Amendment and other Loan Documents executed in connection therewith.
     4. This Amendment shall be construed in accordance with and governed by the laws of the State of Oklahoma, and shall be binding on and inure to the benefit of the Borrower and Bank, and their respective successors and assigns. All obligations of the Borrower under the Agreement and all rights of Bank and any other holder of the Notes, whether expressed herein or in any Note, shall be in addition to and not in limitation of those provided by applicable law. Borrower irrevocably agrees that, subject to Bank’s sole election, all suits or proceedings arising from or related to the Agreement, as amended, or the Note may be litigated in courts (whether State or Federal) sitting in Oklahoma City, Oklahoma, and the Borrower hereby irrevocably waives any objection to such jurisdiction and venue.
     5. This Amendment may be executed in as many counterparts as are deemed necessary or convenient, and it shall not be necessary for the signature of more than any one

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party to appear on any single counterpart. Each counterpart shall be deemed an original, but all shall be construed together as one and the same instrument. The failure of any party to sign shall not affect or limit the liability of any party executing any such counterpart.
     Executed effective the 3rd day of February, 2009.

BORROWER:

BORROWER:

PANHANDLE OIL AND GAS INC., formerly named Panhandle Royalty Company, an Oklahoma corporation

/s/ Michael C. Coffman
By:	Michael C. Coffman
Title:	President, CEO

BANK:

BANK OF OKLAHOMA, N.A.,
a national banking association

/s/ Lindsay Sherrer
By:	Lindsay Sherrer
Title:	Vice President

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JOINDER OF GUARANTOR
     WOOD OIL COMPANY, an Oklahoma corporation, guarantor of the obligations of PANHANDLE OIL AND GAS INC., formerly named Panhandle Royalty Company, an Oklahoma corporation (“Borrower”), under that certain Credit Agreement dated October 31, 2006, as amended from time to time and most recently by that certain Second Amendment to Credit Agreement of even date herewith (the “Credit Agreement”), between Borrower and Bank of Oklahoma, N.A. (the “Bank”), hereby consents and agrees to the Second Amendment to Credit Agreement made and delivered on or about this date between Borrower and Bank which includes an extension of the maturity date of the Revolving Note described therein. Guarantor further certifies and agrees that the Guaranty Agreement executed in conjunction with the Credit Agreement continues in full force and effect.
     Executed effective as of the 3rd day of February, 2009.

WOOD OIL COMPANY,
an Oklahoma corporation

/s/ Michael C. Coffman
By:	Michael C. Coffman
Title:	President, CEO

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February 23, 2009
PANHANDLE OIL AND GAS INC
5400 N. Grand Blvd., Suite 305
Oklahoma City, Oklahoma 73112
Attn: Michael C. Coffman, President and CEO

Re:	CREDIT AGREEMENT dated as of October 31, 2006 by and between PANHANDLE OIL AND GAS INC (the “Borrower”) and BANK OF OKLAHOMA, N.A. (the “Bank”) as amended from time to time and most recently by that certain Second Amendment to Credit Agreement dated as of February 3, 2009 (the “Agreement”).
Dear Mr. Coffman:
     This letter is in reference to the Agreement referenced above. It is the parties’ desire to correct a scrivener’s error pertaining to the unused commitment fee described in Section 2.1(f) of the Agreement and the “Determination Date” set forth in Section 4(b) of the Agreement. Consequently, the parties hereto agree as follows:
     1. AMENDMENTS
     Your execution in the space provided for your signature below will evidence your agreement to the following changes to the Agreement:
          A. Section 2.1(f) of the Agreement is hereby amended and restated in order to correct the amount of the fee as follows:
     2.1(f) Non-Use Fees. The Borrower will pay to the Bank, immediately upon receipt of an invoice therefor, the then applicable unused commitment fee based upon average daily Available Commitment multiplied by the Unused Commitment Fee described in the pricing grid set forth in the definition of “Applicable Rate” (based upon a year of 360 days) and payable on the last day of each calendar quarter during the term hereof and on the Maturity Date.
     B. The reference in Section 4(b) of the Agreement, Subsequent Determinations of Borrowing Base, to the months of “August” and “February” shall be deleted and replaced with “June” and “December”, respectively, in order to correct a scrivener’s error in the Agreement.
     C. The rest and remainder of the Agreement shall remain unchanged and in full force and effect, except as amended and changed by this Amendment. Your execution in the space provided for your signature below will evidence your agreement to the aforementioned change to the Agreement.

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          Executed as of the 23 day of February, 2009.

Respectfully submitted,

Bank of Oklahoma, N.A.

/s/ Lindsay Sherrer Lindsay Sherrer
Vice President
ACCEPTED AND AGREED TO this 23 day of February, 2009.

PANHANDLE OIL AND GAS INC., formerly named Panhandle Royalty Company, an Oklahoma corporation

/s/ Michael C. Coffman
By:	Michael C. Coffman
Title:	President and CEO

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